EXHIBIT 99.2
PART II

ITEM 8.	Financial Statements And Supplementary Data

Index to Consolidated Financial Statements and
Supplementary Financial Information

Management’s Report on Internal Control over Financial Reporting

Management of Mylan Inc. (the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

In conducting its December 31, 2012 assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control — Integrated Framework (“COSO”). As a result of this assessment and based on the criteria in the COSO framework, management has concluded that, as of December 31, 2012, the Company’s internal control over financial reporting was effective.

Our independent registered public accounting firm, Deloitte & Touche LLP, has audited the effectiveness of the Company’s internal control over financial reporting. Deloitte & Touche LLP’s opinion on the Company’s internal control over financial reporting appears on page 4 of this Exhibit 99.2 to Form 8-K.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of Mylan Inc.:
We have audited the accompanying consolidated balance sheets of Mylan Inc. and subsidiaries (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive earnings, equity, and cash flows for each of the three years in the period ended December 31, 2012. Our audits also included the consolidated financial statement Schedule II, “Valuation and Qualifying Accounts.” These consolidated financial statements and consolidated financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements and consolidated financial statement schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Mylan Inc. and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2012, based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 27, 2013 expressed an unqualified opinion on the Company’s internal control over financial reporting.
/s/ DELOITTE & TOUCHE LLP
Pittsburgh, Pennsylvania
February 27, 2013 (May 28, 2013 as to Notes 2, 6 and 13)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of Mylan Inc.:
We have audited the internal control over financial reporting of Mylan Inc. and subsidiaries (the “Company”) as of December 31, 2012, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.
Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and consolidated financial statement schedule as of and for the year ended December 31, 2012 of the Company and our report dated February 27, 2013 (May 28, 2013 as to Notes 2, 6 and 13) expressed an unqualified opinion on those consolidated financial statements and consolidated financial statement schedule.
/s/ DELOITTE & TOUCHE LLP
Pittsburgh, Pennsylvania
February 27, 2013

MYLAN INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	December 31, 2012	December 31, 2011
ASSETS
Assets
Current assets:
Cash and cash equivalents	$349,969	$375,056
Accounts receivable, net	1,554,342	1,426,438
Inventories	1,525,242	1,396,742
Deferred income tax benefit	229,348	202,899
Prepaid expenses and other current assets	243,816	167,709
Total current assets	3,902,717	3,568,844
Property, plant and equipment, net	1,397,216	1,298,034
Intangible assets, net	2,224,457	2,630,747
Goodwill	3,515,655	3,517,935
Deferred income tax benefit	87,655	39,376
Other assets	804,197	543,207
Total assets	$11,931,897	$11,598,143
LIABILITIES AND EQUITY
Liabilities
Current liabilities:
Trade accounts payable	$777,908	$703,235
Short-term borrowings	298,987	128,054
Income taxes payable	33,731	42,880
Current portion of long-term debt and other long-term obligations	98,048	691,614
Deferred income tax liability	1,283	1,215
Other current liabilities	983,546	996,158
Total current liabilities	2,193,503	2,563,156
Long-term debt	5,337,196	4,479,080
Other long-term obligations	771,111	742,210
Deferred income tax liability	274,259	308,915
Total liabilities	8,576,069	8,093,361
Equity
Mylan Inc. shareholders’ equity
Common stock — par value $0.50 per share
Shares authorized: 1,500,000,000
Shares issued: 539,664,386 and 530,315,453 as of December 31, 2012 and December 31, 2011	269,832	265,158
Additional paid-in capital	3,986,746	3,795,373
Retained earnings	2,061,370	1,420,520
Accumulated other comprehensive loss	(86,498)	(87,839)
	6,231,450	5,393,212
Noncontrolling interest	15,110	13,007
Less: treasury stock — at cost
Shares: 144,459,210 and 103,637,016 as of December 31, 2012 and December 31, 2011	2,890,732	1,901,437
Total equity	3,355,828	3,504,782
Total liabilities and equity	$11,931,897	$11,598,143

See Notes to Consolidated Financial Statements

MYLAN INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Year Ended December 31,
	2012	2011	2010
Revenues:
Net revenues	$6,750,246	$6,106,277	$5,404,266
Other revenues	45,864	23,548	46,256
Total revenues	6,796,110	6,129,825	5,450,522
Cost of sales	3,887,806	3,566,461	3,233,125
Gross profit	2,908,304	2,563,364	2,217,397
Operating expenses:
Research and development	401,341	294,728	282,146
Selling, general and administrative	1,400,747	1,214,631	1,086,609
Litigation settlements, net	(3,133)	48,556	127,058
Total operating expenses	1,798,955	1,557,915	1,495,813
Earnings from operations	1,109,349	1,005,449	721,584
Interest expense	308,699	335,944	331,462
Other income (expense), net	3,429	(14,869)	(34,178)
Earnings before income taxes and noncontrolling interest	804,079	654,636	355,944
Income tax provision	161,145	115,833	10,402
Net earnings	642,934	538,803	345,542
Net earnings attributable to the noncontrolling interest	(2,084)	(1,993)	(427)
Net earnings attributable to Mylan Inc. before preferred dividends	640,850	536,810	345,115
Preferred dividends	—	—	121,535
Net earnings attributable to Mylan Inc. common shareholders	$640,850	$536,810	$223,580
Earnings per common share attributable to Mylan Inc. common shareholders:
Basic	$1.54	$1.25	$0.69
Diluted	$1.52	$1.22	$0.68
Weighted average common shares outstanding:
Basic	415,210	430,839	324,453
Diluted	420,236	438,785	328,979

See Notes to Consolidated Financial Statements

MYLAN INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Earnings
(In thousands)

	Year Ended December 31,
	2012	2011	2010
Net earnings	$642,934	$538,803	$345,542
Other comprehensive earnings (loss), before tax:
Foreign currency translation adjustment	(3,461)	(224,424)	131,438
Change in unrecognized loss and prior service cost related to defined benefit plans	(10,930)	(2,015)	(2,112)
Net unrecognized gain (loss) on derivatives	18,487	(49,062)	46,910
Net unrealized (loss) gain on marketable securities	(72)	50	77
Other comprehensive earnings (loss), before tax	4,024	(275,451)	176,313
Income tax related to items of other comprehensive earnings (loss)	2,683	(15,745)	16,253
Other comprehensive earnings (loss), net of tax	1,341	(259,706)	160,060
Comprehensive earnings	644,275	279,097	505,602
Comprehensive earnings attributable to the noncontrolling interest	(2,084)	(1,993)	(427)
Comprehensive earnings attributable to Mylan Inc. common shareholders	$642,191	$277,104	$505,175

See Notes to Consolidated Financial Statements

MYLAN INC. AND SUBSIDIARIES Consolidated Statements of Equity (In thousands, except share amounts)

					Additional Paid-In Capital	Retained Earnings			Accumulated Other Comprehensive Earnings (Loss)	Noncontrolling Interest	Total Equity

	Preferred Stock		Common Stock				Treasury Stock
	Shares	Cost	Shares	Cost			Shares	Cost
Balance at December 31, 2009	2,139,000	$1,070	396,683,892	$198,342	$3,834,674	$660,130	(90,199,152)	$(1,574,877)	$11,807	$14,052	$3,145,198
Net earnings	—	—	—	—	—	345,115	—	—	—	427	345,542
Other comprehensive earnings, net of tax	—	—	—	—	—	—	—	—	160,060	—	160,060
Stock options exercised, net of shares tendered for payment	—	—	3,899,484	1,950	52,703	—	—	—	—	—	54,653
Preferred stock conversion	(2,139,000)	(1,070)	125,234,173	62,617	(61,547)	—	—	—	—	—	—
Stock compensation expense	—	—	—	—	31,385	—	—	—	—	—	31,385
Issuance of restricted stock, net of shares withheld	—	—	—	—	(11,923)	—	492,065	8,588	—	—	(3,335)
Tax benefit of stock option plans	—	—	—	—	7,253	—	—	—	—	—	7,253
Dividends on preferred shares	—	—	—	—	—	(121,535)	—	—	—	—	(121,535)
Purchase of subsidiary shares from noncontrolling interest	—	—	—	—	(4,622)	—	—	—	—	(830)	(5,452)
Other	—	—	—	—	1,759	—	—	—	—	(127)	1,632
Balance at December 31, 2010	—	$—	525,817,549	$262,909	$3,849,682	$883,710	(89,707,087)	$(1,566,289)	$171,867	$13,522	$3,615,401

See Notes to Consolidated Financial Statements

MYLAN INC. AND SUBSIDIARIES Consolidated Statements of Equity (Continued) (In thousands, except share amounts)

					Additional Paid-In Capital	Retained Earnings			Accumulated Other Comprehensive Earnings (Loss)	Noncontrolling Interest	Total Equity

	Preferred Stock		Common Stock				Treasury Stock
	Shares	Cost	Shares	Cost			Shares	Cost

Net earnings	—	$—	—	$—	$—	$536,810	—	$—	$—	$1,993	$538,803
Other comprehensive loss. net of tax	—	—	—	—	—	—	—	—	(259,706)	—	(259,706)
Common stock share repurchase	—	—	—	—	—	—	(14,773,006)	(349,998)	—	—	(349,998)
Warrant amendment and exchange	—	—	—	—	(149,947)	—	—	—	—	—	(149,947)
Stock options exercised, net of shares tendered for payment	—	—	4,497,904	2,249	65,489	—	—	—	—	—	67,738
Stock compensation expense	—	—	—	—	42,576	—	—	—	—	—	42,576
Issuance of restricted stock, net of shares withheld	—	—	—	—	(20,973)	—	843,077	14,850	—	—	(6,123)
Tax benefit of stock option plans	—	—	—	—	11,153	—	—	—	—	—	11,153
Purchase of subsidiary shares from noncontrolling interest	—	—	—	—	(2,607)	—	—	—	—	(2,385)	(4,992)
Other	—	—	—	—	—	—	—	—	—	(123)	(123)
Balance at December 31, 2011	—	$—	530,315,453	$265,158	$3,795,373	$1,420,520	(103,637,016)	$(1,901,437)	$(87,839)	$13,007	$3,504,782

See Notes to Consolidated Financial Statements

MYLAN INC. AND SUBSIDIARIES Consolidated Statements of Equity (Continued) (In thousands, except share amounts)

					Additional Paid-In Capital	Retained Earnings			Accumulated Other Comprehensive Earnings (Loss)	Noncontrolling Interest	Total Equity

	Preferred Stock		Common Stock				Treasury Stock
	Shares	Cost	Shares	Cost			Shares	Cost
Net earnings	—	$—	—	$—	$—	$640,850	—	$—	$—	$2,084	$642,934
Other comprehensive earnings, net of tax	—	—	—	—	—	—	—	—	1,341	—	1,341
Common stock share repurchase	—	—	—	—	—	—	(41,398,647)	(999,893)	—	—	(999,893)
Stock options exercised, net of shares tendered for payment	—	—	9,348,933	4,674	139,209	—	—	—	—	—	143,883
Stock compensation expense	—	—	—	—	42,579	—	—	—	—	—	42,579
Issuance of restricted stock, net of shares withheld	—	—	—	—	(15,638)	—	576,454	10,598	—	—	(5,040)
Tax benefit of stock option plans	—	—	—	—	25,232	—	—	—	—	—	25,232
Purchase of subsidiary shares from noncontrolling interest	—	—	—	—	(9)	—	—	—	—	(25)	(34)
Other	—	—	—	—	—	—	—	—	—	44	44
Balance at December 31, 2012	—	$—	539,664,386	$269,832	$3,986,746	$2,061,370	(144,459,209)	$(2,890,732)	$(86,498)	$15,110	$3,355,828

See Notes to Consolidated Financial Statements

MYLAN INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2012	2011	2010
Cash flows from operating activities:
Net earnings	$642,934	$538,803	$345,542
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	546,604	510,688	422,788
Stock-based compensation expense	42,579	42,576	31,385
Change in estimated sales allowances	265,532	(3,540)	42,608
Deferred income tax (benefit) expense	(108,930)	(57,405)	11,287
Other non-cash items	235,985	111,018	93,175
Litigation settlements, net	(3,133)	48,556	127,058
Changes in operating assets and liabilities:
Accounts receivable	(354,844)	(318,870)	21,865
Inventories	(172,020)	(220,600)	(94,728)
Trade accounts payable	81,429	133,666	23,021
Income taxes	(49,989)	96,935	20,247
Deferred revenue	(19,765)	(996)	23,626
Other operating assets and liabilities, net	(157,364)	(160,407)	(136,470)
Net cash provided by operating activities	949,018	720,424	931,404
Cash flows from investing activities:
Capital expenditures	(305,325)	(279,848)	(192,792)
Change in restricted cash	6,972	15,030	24,875
Cash paid for acquisitions, net	—	(80,510)	(562,765)
Proceeds from sale of property, plant and equipment	16,338	—	4,947
Purchase of marketable securities	(9,884)	(10,024)	(7,520)
Proceeds from sale of marketable securities	8,061	6,893	4,566
Other items, net	(80,404)	16,418	3,279
Net cash used in investing activities	(364,242)	(332,041)	(725,410)
Cash flows from financing activities:
Cash dividends paid	—	—	(139,035)
Payment of financing fees	(7,691)	(17,246)	(29,084)
Cash paid for warrant amendment and exchange	—	(149,947)	—
Purchase of common stock	(999,893)	(349,998)	—
Change in short-term borrowings, net	174,335	(15,614)	(27,415)
Proceeds from issuance of long-term debt	2,043,448	1,458,000	2,356,633
Payment of long-term debt	(1,990,796)	(1,644,198)	(2,115,402)
Proceeds from exercise of stock options	143,883	67,738	54,653
Other items, net	25,198	6,269	—
Net cash (used in) provided by financing activities	(611,516)	(644,996)	100,350
Effect on cash of changes in exchange rates	1,653	(30,383)	(24,808)
Net (decrease) increase in cash and cash equivalents	(25,087)	(286,996)	281,536
Cash and cash equivalents — beginning of period	375,056	662,052	380,516
Cash and cash equivalents — end of period	$349,969	$375,056	$662,052
Supplemental disclosures of cash flow information —
Non-cash transactions:
Other long-term obligations	$—	$376,110	$—
Cash paid during the period for:
Income taxes	$308,544	$124,123	$114,809
Interest	$246,762	$284,637	$144,176

See Notes to Consolidated Financial Statements

Mylan Inc. and Subsidiaries
Notes to Consolidated Financial Statements

1.	Nature of Operations

Mylan Inc. and its subsidiaries (the “Company,” “Mylan,” “our” or “we”) are engaged in the global development, licensing, manufacture, marketing and distribution of generic, brand and branded generic pharmaceutical products for resale by others and active pharmaceutical ingredients (“API”) through two segments, “Generics” and “Specialty.” The principal markets for Generics are proprietary and ethical pharmaceutical wholesalers and distributors, group purchasing organizations, drug store chains, independent pharmacies, drug manufacturers, institutions, and public and governmental agencies primarily within the United States (“U.S.”) and Canada (collectively, “North America”), Europe, the Middle East and Africa (collectively, “EMEA”), and India, Australia, Japan and New Zealand (collectively, “Asia Pacific”). Generics also focuses on developing API with non-infringing processes for both internal use and to partner with manufacturers in regulated markets such as the U.S. and the European Union (“EU”) at market formation. The principal market for Specialty is pharmaceutical wholesalers and distributors, pharmacies and health care institutions primarily in the U.S.

2.	Summary of Significant Accounting Policies

Principles of Consolidation. The Consolidated Financial Statements include the accounts of Mylan Inc. and those of its wholly owned and majority-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. Investments in equity method affiliates are recorded at cost and adjusted for the Company’s share of the affiliates’ cumulative results of operations, capital contributions and distributions. Noncontrolling interests in the Company’s subsidiaries are recorded net of tax as net earnings attributable to noncontrolling interests. Certain comparative figures have been reclassified to conform to the current year presentation.

Use of Estimates in the Preparation of Financial Statements. The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America (“GAAP”), requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Because of the uncertainty inherent in such estimates, actual results could differ from those estimates.

Foreign Currencies. The Consolidated Financial Statements are presented in U.S. Dollars, the reporting currency of Mylan. Statements of Operations and Cash Flows of all of the Company’s subsidiaries that have functional currencies other than U.S. Dollars are translated at a weighted average exchange rate for the period for inclusion in the Consolidated Statements of Operations and Cash Flows, whereas assets and liabilities are translated at the end of the period exchange rates for inclusion in the Consolidated Balance Sheets. Translation differences are recorded directly in shareholders’ equity as foreign currency translation adjustments. Gains or losses on transactions denominated in a currency other than the subsidiaries’ functional currency, which arise as a result of changes in foreign currency exchange rates, are recorded in the Consolidated Statements of Operations.

Cash and Cash Equivalents. Cash and cash equivalents are comprised of highly liquid investments with an original maturity of three months or less at the date of purchase.

Marketable Securities. Marketable equity and debt securities classified as available-for-sale are recorded at fair value, with net unrealized gains and losses, net of income taxes, reflected in accumulated other comprehensive loss as a component of shareholders’ equity. Net realized gains and losses on sales of available-for-sale securities are computed on a specific security basis and are included in other income (expense), net, in the Consolidated Statements of Operations. Marketable equity and debt securities classified as trading securities are valued at the quoted market price from broker or dealer quotations or transparent pricing sources at the reporting date, and realized and unrealized gains and losses are included in other income (expense), net, in the Consolidated Statements of Operations.

Concentrations of Credit Risk. Financial instruments that potentially subject the Company to credit risk consist principally of interest-bearing investments, derivatives and accounts receivable.

Mylan invests its excess cash in high-quality, liquid money market instruments, principally overnight deposits and highly rated money market funds. The Company maintains deposit balances at certain financial institutions in excess of federally insured amounts. Periodically, the Company reviews the creditworthiness of its counterparties to derivative transactions, and it does not expect to incur a loss from failure of any counterparties to perform under agreements it has with such counterparties.

Mylan performs ongoing credit evaluations of its customers and generally does not require collateral. Approximately 38% and 40% of the accounts receivable balances represent amounts due from three customers at December 31, 2012 and December 31, 2011, respectively. Total allowances for doubtful accounts were $23.0 million and $18.9 million at December 31, 2012 and December 31, 2011, respectively.

Inventories. Inventories are stated at the lower of cost or market, with cost determined by the first-in, first-out method. Provisions for potentially obsolete or slow-moving inventory, including pre-launch inventory, are made based on our analysis of inventory levels, historical obsolescence and future sales forecasts.

Property, Plant and Equipment. Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed and recorded on a straight-line basis over the assets’ estimated service lives (three to 18 years for machinery and equipment and other fixed assets and 15 to 39 years for buildings and improvements). The Company periodically reviews the original estimated useful lives of assets and makes adjustments when appropriate. Depreciation expense was approximately $160.2 million, $152.8 million and $132.5 million for the years ended December 31, 2012, 2011 and 2010, respectively.

Intangible Assets and Goodwill. Intangible assets are stated at cost less accumulated amortization. Amortization is generally recorded on a straight-line basis over estimated useful lives ranging from five to 20 years. The Company periodically reviews the original estimated useful lives of intangible assets and makes adjustments when events indicate that a shorter life is appropriate.

The Company accounts for acquired businesses using the purchase method of accounting, which requires that the assets acquired and liabilities assumed be recorded at the date of acquisition at their respective fair values. The cost to acquire a business is allocated to the underlying net assets of the acquired business in proportion to their respective fair values. Amounts allocated to acquired in-process research and development (“IPR&D”) are capitalized at the date of an acquisition and, at the time, such IPR&D assets have indefinite lives. As products in development are approved for sale, amounts will be allocated to product rights and licenses and will be amortized over their estimated useful lives. Definite-lived intangible assets are amortized over the expected life of the asset. Any excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill.

We review goodwill for impairment at least annually or more frequently if events or changes in circumstances indicate that the carrying value of goodwill may not be recoverable based on management's assessment of the fair value of the Company's reporting units as compared to their related carrying value. Under the new authoritative guidance issued by the Financial Accounting Standards Board (“FASB”), we have the option to first assess the qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. If we determine that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then the two-step goodwill impairment test is performed. The first step, identifying a potential impairment, compares the fair value of the reporting unit with its carrying amount. If the carrying amount exceeds its fair value, the second step would need to be performed; otherwise, no further step is required. The second step, measuring the impairment loss, compares the implied fair value of the goodwill with the carrying amount of the goodwill. Any excess of the goodwill carrying amount over the applied fair value is recognized as an impairment loss, and the carrying value of goodwill is written down to fair value.

The judgments made in determining the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact the Company’s results of operations. Fair values and useful lives are determined based on, among other factors, the expected future period of benefit of the asset, the various characteristics of the asset and projected cash flows.

Contingent Consideration. Mylan records contingent consideration resulting from a business combination at its fair value on the acquisition date. Each reporting period thereafter, the Company revalues these obligations and records increases or decreases in their fair value as an adjustment to contingent consideration expense within the Consolidated Statements of Operations. Changes in the fair value of the contingent consideration obligations can result from adjustments to the discount rates, payment periods and adjustments in the probability of achieving future development steps, regulatory approvals, market launches, sales targets and profitability. These fair value measurements represent Level 3 measurements, as they are based on significant inputs not observable in the market.

Significant judgment is employed in determining the assumptions utilized as of the acquisition date and for each subsequent measurement period. Accordingly, changes in the assumptions described above could have a material impact on the Company’s consolidated results of operations.

Impairment of Long-Lived Assets. The carrying values of long-lived assets, which include property, plant and equipment and intangible assets with finite lives, are evaluated periodically in relation to the expected future cash flows of the underlying assets and monitored for other potential triggering events. Adjustments are made in the event that estimated undiscounted net cash flows are less than the carrying value.

Indefinite-lived intangibles, principally IPR&D, are tested at least annually for impairment or upon the occurrence of a triggering event. The impairment test for IPR&D consists of a comparison of the asset’s fair value with its carrying value. Impairment is determined to exist when the fair value is less than the carrying value of the assets being tested.

Short-Term Borrowings. Mylan Laboratories Limited (formerly known as Matrix Laboratories Limited) has a financing arrangement for the sale of its accounts receivable with certain commercial banks. The commercial banks purchase the receivables at a discount and Mylan Laboratories Limited records the proceeds as short-term borrowings. Upon receipt of payment of the receivable, the short-term borrowings are reversed. As the banks have recourse to Mylan Laboratories Limited on the receivables sold, the receivables are included in accounts receivable, net, in the Consolidated Balance Sheets. Additionally, Mylan Laboratories Limited has working capital facilities with several banks which are secured by its current assets and property, plant and equipment. The working capital facilities have a weighted average interest rate of 4.7% at December 31, 2012.

In February 2012, Mylan Pharmaceuticals Inc. (“MPI”), a wholly owned subsidiary of the Company, entered into a receivable securitization facility (the “Receivables Facility”) of up to $300 million, which was expanded to $400 million in July 2012. Pursuant to the terms of the Receivables Facility, MPI transfers certain of its domestic receivables, related assets and collections, on an ongoing basis, to Mylan Securitization LLC (“Mylan Securitization”), a wholly owned bankruptcy remote subsidiary. In turn, from time to time, Mylan Securitization sells its interests in such receivables, related assets and collections to certain conduit purchasers, committed purchasers and letter of credit issuers in exchange for cash or letters of credit. Mylan Securitization maintains a subordinated interest, in the form of over collateralization, in a portion of the receivables sold. The receivables underlying any borrowings are included in accounts receivable, net, in the Consolidated Balance Sheets. At December 31, 2012, there were $180 million of short-term borrowings outstanding under the Receivables Facility, which are recorded as a secured loan and included in short-term borrowings in the Consolidated Balance Sheets.

Revenue Recognition. Mylan recognizes net revenue for product sales when title and risk of loss pass to its customers and when provisions for estimates, including discounts, sales allowances, price adjustments, returns, chargebacks and other promotional programs, are reasonably determinable. The following briefly describes the nature of each provision and how such provisions are estimated.

Discounts are reductions to invoiced amounts offered to customers for payment within a specified period and are estimated upon sale utilizing historical customer payment experience.

Volume-based sales allowances are offered to key customers to promote customer loyalty and encourage greater product sales. These programs provide that upon the attainment of pre-established volumes or the attainment of revenue milestones for a specified period, the customer receives credit against purchases. Other promotional programs are incentive programs periodically offered to our customers. The Company is able to estimate provisions for volume-based sales allowances and other promotional programs based on the specific terms in each agreement at the time of sale.

Consistent with industry practice, Mylan maintains a return policy that allows customers to return product within a specified period prior and subsequent to the expiration date. The Company’s estimate of the provision for returns is generally based upon historical experience with actual returns.

Price adjustments, which include shelf stock adjustments, are credits issued to reflect decreases in the selling prices of products. Shelf stock adjustments are based upon the amount of product which the customer has remaining in its inventory at the time of the price reduction. Decreases in selling prices are discretionary decisions made by the Company to reflect market conditions. Amounts recorded for estimated price adjustments are based upon specified terms with direct customers, estimated launch dates of competing products, estimated declines in market price and, in the case of shelf stock adjustments, estimates of inventory held by the customer.

The Company has agreements with certain indirect customers, such as independent pharmacies, managed care organizations, hospitals, nursing homes, governmental agencies and pharmacy benefit management companies, which establish contract prices for certain products. The indirect customers then independently select a wholesaler from which to actually purchase the products at these contracted prices. Alternatively, certain wholesalers may enter into agreements with indirect customers that establish contract pricing for certain products, which the wholesalers provide. Under either arrangement, Mylan will provide credit to the wholesaler for any difference between the contracted price with the indirect party and the wholesaler’s invoice price. Such credits are called chargebacks. The provision for chargebacks is based on expected sell-through levels by our wholesaler customers to indirect customers, as well as estimated wholesaler inventory levels.

Accounts receivable are presented net of allowances relating to the above provisions. No revisions were made to the methodology used in determining these provisions during the years ended December 31, 2012 and 2011. Such allowances were $977.0 million and $763.0 million at December 31, 2012 and 2011, respectively. Other current liabilities included $202.9 million and $147.9 million at December 31, 2012 and 2011, respectively, for certain sales allowances and other adjustments that are paid to indirect customers.

In February 2012, MPI entered into the Receivables Facility. The receivables underlying any borrowings are included in accounts receivable, net, in the Consolidated Balance Sheets. There were $556.5 million of securitized accounts receivable at December 31, 2012.

Non-refundable fees received upon entering into license and other collaborative agreements where the Company has continuing involvement are recorded as deferred revenue and recognized as other revenue over an appropriate period of time.

Royalty or profit share revenue from licensees, which are based on third-party sales of licensed products and technology, is recorded in accordance with the contract terms, when third-party sales can be reliably measured and collection of the funds is reasonably assured. Royalty revenue is included in other revenue in the Consolidated Statements of Operations.

The Company recognizes contract manufacturing and other service revenue when the service is performed or when the Company’s partners take ownership and title has passed, collectability is reasonably assured, the sales price is fixed or determinable, and there is persuasive evidence of an arrangement.

During the years ended December 31, 2012, 2011 and 2010, sales to Cardinal Health, Inc. were 14%, 13%, and 11%, respectively, and sales to McKesson Corporation were 13%, 11% and 11%, respectively, of consolidated net revenues.

Research and Development. Research and development expenses are charged to operations as incurred.

Income Taxes. Income taxes have been provided for using an asset and liability approach in which deferred income taxes reflect the tax consequences on future years of events that the Company has already recognized in the financial statements or tax returns. Changes in enacted tax rates or laws may result in adjustments to the recorded tax assets or liabilities in the period that the new tax law is enacted.

Earnings per Common Share. Basic earnings per common share is computed by dividing net earnings attributable to Mylan Inc. common shareholders by the weighted average number of shares outstanding during the period. Diluted earnings per common share is computed by dividing net earnings attributable to Mylan Inc. common shareholders by the weighted average number of shares outstanding during the period increased by the number of additional shares that would have been outstanding related to potentially dilutive securities or instruments, if the impact is dilutive.

With respect to the its convertible preferred stock, the Company considered the effect on diluted earnings per share of the preferred stock conversion feature using the if-converted method for all periods during which the preferred stock was outstanding. The preferred stock was convertible into between 125,234,172 shares and 152,785,775 shares of the Company’s common stock. On November 15, 2010, pursuant to its terms, the Company’s 6.50% mandatorily convertible preferred stock converted into 125,234,172 shares of Mylan’s common stock, and Mylan is no longer obligated to pay dividends. For the year ended December 31, 2010, the if-converted method was anti-dilutive; therefore, the preferred stock conversion was excluded in the computation of diluted earnings per share.

On September 15, 2008, concurrent with the sale of $575 million aggregate principal amount of Cash Convertible Notes due 2015 (the “Cash Convertible Notes”), Mylan entered into a convertible note hedge and warrant transaction with certain counterparties. Pursuant to the warrant transactions, the Company sold to the counterparties warrants to purchase in the aggregate up to approximately 43.2 million shares of Mylan common stock, subject to anti-dilution adjustments substantially similar to the anti-dilution adjustments for the Cash Convertible Notes, which under most circumstances represents the maximum number of shares that underlie the conversion reference rate for the Cash Convertible Notes. The sold warrants had an exercise price of $20.00 and will be net share settled, meaning that Mylan will issue a number of shares per warrant corresponding to the difference between its share price at each warrant expiration date and the exercise price. The warrants meet the definition of derivatives under the guidance in the FASB Accounting Standards Codification (“ASC”) 815 Derivatives and Hedging (“ASC 815”); however, because these instruments have been determined to be indexed to the Company’s own stock and meet the criteria for equity classification under ASC 815-40 Contracts in Entity’s Own Equity (“ASC 815-40”), the warrants have been recorded in shareholders’ equity in the Consolidated Balance Sheets.

In September 2011, the Company entered into amendments with the counterparties to exchange the original warrants with an exercise price of $20.00 (the “Old Warrants”) with new warrants with an exercise price of $30.00 (the “New Warrants”). Approximately 41.0 million of the Old Warrants were exchanged in the transaction. All other terms and settlement provisions of the Old Warrants remain unchanged in the New Warrants. The New Warrants meet the definition of derivatives under the guidance in ASC 815; however, because these instruments have been determined to be indexed to the Company’s own stock and meet the criteria for equity classification under ASC 815-40, the New Warrants have also been recorded in shareholders’ equity in the Consolidated Balance Sheets.

On May 3, 2011, the Company announced that its Board of Directors had approved the repurchase of up to $350 million of the Company’s common stock and other equity securities, either in the open market or through privately-negotiated transactions. During the second quarter of 2011, the repurchase program was completed with approximately 14.8 million shares of common stock repurchased for approximately $350 million.

On May 10, 2012, the Company announced that its Board of Directors had approved the repurchase of up to $500 million of the Company's common stock in the open market. During the second quarter of 2012, the repurchase program was completed with approximately 23.4 million shares of common stock repurchased for approximately $500 million.

On November 20, 2012, the Company announced that its Board of Directors had approved the repurchase of up to $500 million of the Company’s common stock in the open market or through other methods. The repurchase was completed by December 31, 2012, with approximately 18.0 million shares of common stock repurchased for approximately $500 million.

Basic and diluted earnings per common share attributable to Mylan Inc. are calculated as follows:

	Year Ended December 31,
(In thousands, except per share amounts)	2012	2011	2010
Basic earnings attributable to Mylan Inc. common shareholders (numerator):
Net earnings attributable to Mylan Inc. before preferred dividends	$640,850	$536,810	$345,115
Less: Preferred dividends	—	—	121,535
Net earnings attributable to Mylan Inc. common shareholders	$640,850	$536,810	$223,580
Shares (denominator):
Weighted average common shares outstanding	415,210	430,839	324,453
Basic earnings per common share attributable to Mylan Inc. common shareholders	$1.54	$1.25	$0.69
Diluted earnings attributable to Mylan Inc. common shareholders (numerator):
Net earnings attributable to Mylan Inc. common shareholders	$640,850	$536,810	$223,580
Shares (denominator):
Weighted average shares outstanding	415,210	430,839	324,453
Stock-based awards and warrants	5,026	7,946	4,526
Total dilutive shares outstanding	420,236	438,785	328,979
Diluted earnings per common share attributable to Mylan Inc.	$1.52	$1.22	$0.68

Additional stock options or restricted stock awards were outstanding during the years ended December 31, 2012, 2011 and 2010 but were not included in the computation of diluted earnings per share for each respective period, because the effect would be anti-dilutive. Such anti-dilutive stock options or restricted stock awards represented 4.8 million, 5.5 million and 3.5 million shares for the years ended December 31, 2012, 2011 and 2010, respectively.

Stock-Based Compensation. The fair value of stock-based compensation is recognized as expense in the Consolidated Statements of Operations over the vesting period.

Derivatives. From time to time the Company may enter into derivative financial instruments (mainly foreign currency exchange forward contracts, purchased currency options, interest rate swaps and purchased equity call options) designed to hedge the cash flows resulting from existing assets and liabilities and transactions expected to be entered into over the next twelve months, in currencies other than the functional currency, to hedge the variability in interest expense on floating rate debt, hedge the fair value of fixed-rate notes or to hedge cash or share payments required on conversion of issued convertible notes. When such instruments qualify for hedge accounting, they are recognized on the Consolidated Balance Sheets with the change in the fair value recorded as a component of other comprehensive earnings until the underlying hedged item is recognized in the Consolidated Statements of Operations. When such derivatives do not qualify for hedge accounting, they are recognized on the Consolidated Balance Sheets at their fair value, with changes in the fair value recorded in the Consolidated Statements of Operations within other income (expense), net.

Financial Instruments. The Company’s financial instruments consist primarily of short-term and long-term debt, interest rate swaps, forward contracts, and option contracts. The Company’s financial instruments also include cash and cash equivalents as well as accounts and other receivables and accounts payable, the fair values of which approximate their carrying values. As a policy, the Company does not engage in speculative or leveraged transactions.

The Company uses derivative financial instruments for the purpose of hedging foreign currency and interest rate exposures, which exist as part of ongoing business operations or to hedge cash or share payments required on conversion of issued convertible notes. The Company carries derivative instruments on the Consolidated Balance Sheets at fair value, determined by reference to market data such as forward rates for currencies, implied volatilities, and interest rate swap yield curves. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, the reason for holding it.

Recent Accounting Pronouncements. In June and December 2011, the FASB issued revised accounting guidance for the presentation of comprehensive income. Under this guidance, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The guidance eliminates the option to present the components of other comprehensive income as a part of the statement of changes in stockholders’ equity. The amended guidance is effective for fiscal years beginning after December 15, 2011, and it must be applied retrospectively. The Company adopted the guidance during the year ended December 31, 2012, with retrospective application to the years ended December 31, 2011 and 2010 by presenting the Consolidated Statements of Comprehensive Earnings. The adoption of the guidance did not have a material effect on our results of operations, financial position or cash flows.

In December 2011 and January 2013, the FASB issued revised accounting guidance for an entity with particular financial instruments and derivative instruments that offset in accordance with ASC 210-20-45, Balance Sheet — Other Presentation Matters or ASC 815-10-45, Derivatives and Hedging — Other Presentation Matters. Under the amendments in this update, an entity with financial instruments that are offset in the financial statement or subject to enforceable master netting arrangements or similar agreements must disclose the gross amount recognized for the asset/liability, the offsetting amounts, the net amounts presented on the balance sheet and any amounts subject to enforceable master netting arrangements. The amended guidance is effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within the annual period, and it must be applied retrospectively. The Company adopted the guidance during the three months ended March 31, 2013 and has applied the guidance retrospectively to all periods presented. The adoption of the guidance did not have a material effect on the Company’s results of operations, financial position or cash flows for any period presented.

3.	Acquisitions and Other Transactions

The Respiratory Delivery Platform
On December 23, 2011, Mylan completed its acquisition of the exclusive worldwide rights to develop, manufacture and commercialize a generic equivalent to GlaxoSmithKline’s Advair® Diskus and Seretide® Diskus incorporating Pfizer Inc.’s

(“Pfizer’s”) proprietary dry powder inhaler delivery platform (the “Respiratory Delivery Platform”). As part of the agreement, Mylan will fund the remaining development and capital requirements to bring the products to market. In accordance with GAAP guidance regarding business combinations, the Company accounted for this transaction as a purchase of a business and utilized the purchase method of accounting. Under the purchase method of accounting, the assets acquired and liabilities assumed in the transaction were recorded at the date of acquisition at the estimate of their respective fair values.

The total purchase consideration was $348 million. This amount consisted of an initial cash payment of $22 million, approximately $4 million in assumed liabilities, and $322 million of contingent consideration. Pfizer is eligible to receive milestone payments, which are contingent upon the future product development achievements including regulatory approvals, market launches, sales targets and profitability. The $322 million of contingent consideration at the acquisition date represented the net present value of expected milestone and profit sharing payments. The purchase price allocation, including the valuation of the contingent payment elements of the purchase price, resulted in IPR&D of $338 million, fixed assets of $8 million and goodwill of $2 million.

The amount allocated to acquired IPR&D represented an estimate of the fair value of purchased in-process technology that, as of the closing date of the acquisition, had not reached technological feasibility and had no alternative future use. The fair value of IPR&D was based on the excess earnings method, which utilizes forecasts of expected net cash inflows (including estimates for ongoing costs) and other contributory charges. A discount rate of 12.5% was utilized to discount net cash inflows to present values.

The project is in the early stages of development, and the expected costs to complete are estimated to be significant. The project is not expected to begin generating a material benefit to the Company until after 2016. There can be no certainty that these assets ultimately will yield a successful product. Failure to successfully complete this project would have a material impact on the IPR&D assets related to it. Additionally, no assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change in future periods.

Bioniche Pharma
On September 7, 2010, the Company completed the acquisition of 100% of the outstanding equity in Bioniche Pharma Holdings Limited (“Bioniche Pharma”), a privately held, global injectable pharmaceutical company. The Company financed the transaction using a combination of cash on hand and long-term borrowings. In accordance with the GAAP guidance regarding business combinations, the Company used the purchase method of accounting to account for this transaction. Under the purchase method of accounting, the assets acquired and liabilities assumed in the transaction were recorded at the date of acquisition at their respective fair values.

Bioniche Pharma manufactures and sells a diverse portfolio of injectable products across several therapeutic areas for the hospital setting, including analgesics/anesthetics, orthopedics, oncology, and urology, with most of the company’s sales made to customers in the U.S.

The purchase price of $543.7 million has been allocated to the assets acquired and liabilities assumed for the Bioniche Pharma business as of the acquisition date as follows:

(In thousands)
Current assets (excluding inventories)	$41,680
Inventories	28,500
Property, plant and equipment, net	16,211
Identified intangible assets	186,000
In-process research and development	143,000
Goodwill	207,390
Total assets acquired	622,781
Current liabilities	(37,389)
Deferred tax liabilities	(36,910)
Other non-current liabilities	(4,746)
Net assets acquired	$543,736

All acquired IPR&D projects are in various stages of completion. There are risks and uncertainties associated with the timely and successful completion of the projects included in IPR&D, and no assurances can be given that the underlying assumptions used to estimate the fair value of IPR&D will not change or the timely completion of each project to commercial success will occur. Refer to Note 5, “Goodwill and Intangible Assets,” for information regarding the Company’s annual impairment review of these IPR&D assets.

The identified intangible assets of $186.0 million are comprised of product rights and licenses that have a weighted average useful life of approximately eight years. The goodwill of $207.4 million arising from the acquisition consisted largely of the value of the employee workforce and the value of products to be developed in the future. All of the goodwill was assigned to Mylan’s Generics Segment. None of the goodwill recognized is expected to be deductible for income tax purposes.

Acquisition costs of approximately $13 million were expensed during the year ended December 31, 2010.

Pro Forma Financial Results
The operating results of Bioniche Pharma have been included in Mylan’s Consolidated Statements of Operations since September 7, 2010. Revenues and earnings from the acquisition date through December 31, 2010 were not material to the consolidated financial statements. The following table presents supplemental unaudited pro forma information as if the acquisition of Bioniche Pharma had occurred on January 1, 2009. This summary of the unaudited pro forma results of operations is not necessarily indicative of what Mylan’s results of operations would have been had Bioniche Pharma been acquired on January 1, 2009 and may not be indicative of future performance.

The unaudited pro forma financial information for the period below includes the following charges directly attributable to the accounting for the acquisition: amortization of the step-up of the fair value of inventory of $12.0 million and acquisition costs of $12.7 million were removed for the year ended 2010 and included for the year ended December 31, 2009 and amortization of intangibles of $24.6 million for the years ended December 31, 2010 and 2009. In addition, the unaudited pro forma financial information for the periods presented includes the effects of certain additional borrowings used to purchase Bioniche Pharma as if they occurred on January 1, 2009.

Year Ended December 31, 2010
(In thousands, except per share amounts)	(Unaudited)
Total revenues	$5,561,801
Net earnings attributable to Mylan Inc. before preferred dividends	355,626
Preferred dividends	121,535
Net earnings attributable to Mylan Inc. common shareholders	$234,091
Earnings per common share attributable to Mylan Inc. common shareholders
Basic	$0.72
Diluted	$0.71
Weighted average common shares outstanding:
Basic	324,453
Diluted	328,979

Other Transactions
On August 22, 2012, the Company and Pfizer Japan Inc. (“Pfizer Japan”) announced a definitive agreement to establish an exclusive long-term strategic collaboration to develop, manufacture, distribute and market generic drugs in Japan. Under the agreement, the Company and Pfizer Japan will continue to operate separate legal entities in Japan, but will collaborate on current and future generic products, sharing the costs and profits resulting from the collaboration. The Company’s responsibilities primarily consist of managing operations, including research and development and manufacturing. Pfizer Japan’s responsibilities under the agreement primarily consist of the commercialization of the combined generics portfolio and managing a combined marketing and sales effort. The collaboration became operational on January 1, 2013.

During 2011, the Company completed two additional business acquisitions for total purchase consideration of approximately $165 million. The total combined purchase consideration of the two acquisitions included initial cash payments of $59 million and approximately $106 million in assumed liabilities. The preliminary purchase price allocations, including the valuation of the contingent payment elements of the purchase price, resulted in intangible assets of $130 million, IPR&D of $30 million and fixed assets of $5 million. The impact on our results of operations since the acquisition dates was not material.

4.	Balance Sheet Components

Selected balance sheet components consist of the following:

(In thousands)	December 31, 2012	December 31, 2011
Inventories:
Raw materials	$455,958	$370,423
Work in process	268,191	253,492
Finished goods	801,093	772,827
	$1,525,242	$1,396,742

Property, plant and equipment:
Land and improvements	$73,857	$72,945
Buildings and improvements	665,058	676,028
Machinery and equipment	1,436,904	1,358,163
Construction in progress	308,192	263,948
	2,484,011	2,371,084
Less accumulated depreciation	1,086,795	1,073,050
	$1,397,216	$1,298,034

Other current liabilities:
Legal and professional accruals, including litigation accruals	$122,083	$232,670
Payroll and employee benefit plan accruals	266,650	221,458
Accrued sales allowances	202,891	147,938
Accrued interest	72,590	74,754
Fair value of financial instruments	29,051	69,493
Other	290,281	249,845
	$983,546	$996,158

The value of contingent consideration included in other long-term obligations in the Consolidated Balance Sheets is $379.2 million and $341.0 million at December 31, 2012 and 2011, respectively.

5.	Goodwill and Other Intangible Assets

The changes in the carrying amount of goodwill for the years ended December 31, 2012 and 2011 are as follows:

(In thousands)	Generics Segment	Specialty Segment	Total
Balance at December 31, 2010:
Goodwill	$3,277,827	$706,507	$3,984,334
Accumulated impairment losses	—	(385,000)	(385,000)
	3,277,827	321,507	3,599,334
Goodwill acquired (1)	1,138	—	1,138
Foreign currency translation	(82,537)	—	(82,537)
	3,196,428	321,507	3,517,935
Balance at December 31, 2011:
Goodwill	3,196,428	706,507	3,902,935
Accumulated impairment losses	—	(385,000)	(385,000)
	3,196,428	321,507	3,517,935
Foreign currency translation	(2,280)	—	(2,280)
	3,194,148	321,507	3,515,655
Balance at December 31, 2012:
Goodwill	3,194,148	706,507	3,900,655
Accumulated impairment losses	—	(385,000)	(385,000)
	$3,194,148	$321,507	$3,515,655
____________

(1)	Goodwill acquired primarily through the acquisition of Bioniche Pharma (see Note 3).

Intangible assets consist of the following components at December 31, 2012 and 2011:

(In thousands)	Weighted Average Life (Years)	Original Cost	Accumulated Amortization	Net Book Value
December 31, 2012
Amortized intangible assets:
Patents and technologies	20	$116,631	$88,288	$28,343
Product rights and licenses	10	3,459,980	1,749,424	1,710,556
Other (1)	8	111,033	51,384	59,649
		3,687,644	1,889,096	1,798,548
IPR&D (2)		425,909	—	425,909
		$4,113,553	$1,889,096	$2,224,457
December 31, 2011
Amortized intangible assets:
Patents and technologies	20	$116,631	$82,815	$33,816
Product rights and licenses	10	3,364,263	1,418,492	1,945,771
Other (1)	8	200,663	45,604	155,059
		3,681,557	1,546,911	2,134,646
IPR&D (2)		496,101	—	496,101
		$4,177,658	$1,546,911	$2,630,747

____________

(1)	Other intangibles consist principally of customer lists and contracts.

(2)	See Note 3.

Product rights and licenses are primarily comprised of the products marketed at the time of acquisition. These product rights and licenses relate to numerous individual products, the net book value of which, by therapeutic category, is as follows:

(In thousands)	December 31, 2012	December 31, 2011
Allergy	$111,386	$127,096
Anti-infectives	145,109	179,386
Cardiovascular	309,062	353,026
Central Nervous System	273,102	293,106
Dermatological	93,644	32,710
Endocrine and Metabolic	80,702	92,482
Gastrointestinal	121,823	144,672
Respiratory System	218,658	282,803
Other (1)	357,070	440,490
	$1,710,556	$1,945,771
____________

(1)	Other consists of numerous therapeutic classes, none of which individually exceeds 5% of total product rights and licenses.

Amortization expense, which is classified primarily within cost of sales in the Consolidated Statements of Operations, for the years ended December 31, 2012, 2011 and 2010 was $386.4 million, $357.8 million and $290.3 million, respectively. Amortization expense is expected to be approximately $353 million, $345 million, $321 million, $227 million and $200 million for the years ended December 31, 2013 through 2017, respectively.

Indefinite-lived intangibles, such as the Company’s IPR&D assets, are tested at least annually for impairment, but may be tested whenever certain impairment indicators are present. Impairment is determined to exist when the fair value is less than the carrying value of the assets being tested.

The Company performs its annual impairment review of certain IPR&D assets at September 30th. This review of IPR&D assets principally relates to assets acquired as part of the Bioniche Pharma acquisition in September 2010. For the years ended December 31, 2012 and 2011, the Company recorded impairment charges related to the Bioniche Pharma IPR&D assets in the amounts of $41.6 million and $16.2 million, respectively, which were recorded as a component of amortization expense. These impairment charges resulted from the Company’s estimate of the fair value of these assets, which was based upon updated forecasts, compared with the assigned fair values at the acquisition date. The fair value was determined based upon detailed valuations employing the income approach which utilized Level 3 inputs, as defined in Note 6. The fair value of IPR&D was calculated as the present value of the estimated future net cash flows using a market rate of return. The assumptions inherent in the estimated future cash flows include, among other things, the impact of changes to the development programs, the projected development and regulatory time frames and the current competitive environment. A discount rate of approximately 10% was utilized in each valuation at September 30, 2012 and 2011. Changes to any of the Company’s assumptions may result in a further reduction to the estimated fair value of the IPR&D asset.

During the year ended December 31, 2012, approximately $33.0 million was reclassified from acquired IPR&D to product rights and licenses. Also during the year ended December 31, 2012, the Company paid approximately $70.0 million to acquire products rights and licenses, the majority of which relates to two dermatological products acquired from Valeant Pharmaceuticals.

6.	Financial Instruments and Risk Management
Financial Risks
Mylan is exposed to certain financial risks relating to its ongoing business operations. The primary financial risks that are managed by using derivative instruments are foreign currency risk, interest rate risk and equity risk.

In order to manage foreign currency risk, Mylan enters into foreign exchange forward contracts to mitigate risk associated with changes in spot exchange rates of mainly non-functional currency denominated assets or liabilities. The foreign exchange forward contracts are measured at fair value and reported as current assets or current liabilities on the Consolidated Balance Sheets. Any gains or losses on the foreign exchange forward contracts are recognized in earnings in the period incurred in the Consolidated Statements of Operations.

The Company has also entered into forward contracts to hedge forecasted foreign currency denominated sales from certain international subsidiaries. These contracts are designated as cash flow hedges to manage and mitigate foreign currency transaction risk and are measured at fair value and reported as current assets or current liabilities on the Consolidated Balance Sheets. Any changes in fair value are included in earnings or deferred through accumulated other comprehensive earnings (“AOCE”), depending on the nature and effectiveness of the offset.

As of December 31, 2010, the Company had €679.2 million of borrowings under its Amended and Restated Credit Agreement dated December 20, 2007 (the “Prior Credit Agreement”) that were designated as a hedge of its net investment in certain Euro-functional currency subsidiaries to manage foreign currency translation risk. The U.S. Dollar equivalent of such amounts was $909.3 million at December 31, 2010. Borrowings designated as hedges of net investments are marked to market using the current spot exchange rate as of the end of the period, with gains and losses included in the foreign currency translation adjustment component of AOCE on the Consolidated Balance Sheets until the sale or substantial liquidation of the underlying net investments. During 2011, the borrowings that were designated as a net investment hedge were repaid in conjunction with the refinancing of the Prior Credit Agreement (see Note 7).

The Company enters into interest rate swaps in order to manage interest rate risk associated with the Company’s fixed and floating-rate debt. These derivative instruments are measured at fair value and reported as current assets or current liabilities on the Consolidated Balance Sheets. The Company’s interest rate swaps designated as cash flow hedges fix the interest rate on a portion of the Company’s variable-rate debt. Any changes in fair value are included in earnings or deferred through AOCE, depending on the nature and effectiveness of the offset. Any ineffectiveness in a cash flow hedging relationship is recognized immediately in earnings in the Consolidated Statements of Operations. As of December 31, 2012 and December 31, 2011, the total notional amount of the Company’s interest rate swaps on floating-rate debt was $850 million and $500 million, respectively. As described in Note 7 to the Consolidated Financial Statements, a total of $750 million of the Company's floating rate debt interest rate swaps have been extended through additional forward-starting swaps.

The Company's interest rate swaps designated as fair value hedges convert the fixed rate on a portion of the Company's fixed rate debt to a variable rate. Any changes in the fair value of fair value hedges, as well as the offsetting change in fair value of the portion of the fixed-rate debt being hedged, is included in interest expense. As of December 31, 2012 and December 31, 2011 the total notional amount of the Company's fixed rate debt interest rate swaps designated as fair value hedges was $500 million.

As discussed further in Note 7, in November 2011, the Company entered into a credit agreement (the “Senior Credit Agreement”) and refinanced the Prior Credit Agreement. In conjunction with the refinancing of the Prior Credit Agreement, the Company terminated certain interest rate swaps that had previously fixed the interest rate on a portion of the Company’s variable-rate U.S. Tranche B Term Loans. As a result, during the year ended December 31, 2011, charges of approximately $13.9 million that had previously been classified in AOCE were recognized into other income (expense), net.

Certain derivative instrument contracts entered into by the Company are governed by Master Agreements, which contain credit-risk-related contingent features that would allow the counterparties to terminate the contracts early and request immediate payment should the Company trigger an event of default on other specified borrowings. The aggregate fair value of all such contracts that are in an asset position at December 31, 2012 is $26.8 million. The Company is not subject to any obligations to post collateral under derivative instrument contracts.

The Company maintains significant credit exposure arising from the convertible note hedge on its Cash Convertible Notes. Holders may convert their Cash Convertible Notes subject to certain conversion provisions determined by a) the market price of the Company’s common stock, b) specified distributions to common shareholders, c) a fundamental change, as defined in the purchase agreement, or d) certain time periods specified in the purchase agreement. The conversion feature can only be settled in cash and, therefore, it is bifurcated from the Cash Convertible Notes and treated as a separate derivative instrument. In order to offset the cash flow risk associated with the cash conversion feature, the Company entered into a convertible note hedge with certain counterparties. Both the cash conversion feature and the purchased convertible note hedge are measured at fair value with gains and losses recorded in the Company’s Consolidated Statements of Operations. Also, in conjunction with the issuance of the Cash Convertible Notes, the Company entered into several warrant transactions with certain counterparties. The warrants meet the definition of derivatives; however, because these instruments have been determined to be indexed to the Company’s own stock, and have been recorded in shareholders’ equity in the Company’s Consolidated Balance Sheets, the instruments are exempt from the scope of the FASB’s guidance regarding accounting for derivative instruments and hedging activities and are not subject to the fair value provisions set forth therein.

At December 31, 2012, the convertible note hedge had a total fair value of $636.3 million, which reflects the maximum loss that would be incurred should the parties fail to perform according to the terms of the contract. The counterparties are highly rated diversified financial institutions with both commercial and investment banking operations. The counterparties are required to post collateral against this obligation should they be downgraded below thresholds specified in the contract. Eligible collateral is comprised of a wide range of financial securities with a valuation discount percentage reflecting the associated risk.

The Company regularly reviews the creditworthiness of its financial counterparties and does not expect to incur a significant loss from failure of any counterparties to perform under any agreements.

The Company records all derivative instruments on gross basis on the Condensed Consolidated Balance Sheets. Accordingly, there are no offsetting amounts that net against the assets or liabilities. The asset and liability balances shown in the tables below reflect the gross amounts of derivatives recorded in the Company's financial statements.

Fair Values of Derivative Instruments
Derivatives Designated as Hedging Instruments

	Asset Derivatives
	December 31, 2012		December 31, 2011
(In thousands)	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Interest rate swaps	Prepaid expenses and other current assets	$36,647	Prepaid expenses and other current assets	$29,773
Total		$36,647		$29,773

	Liability Derivatives
	December 31, 2012		December 31, 2011
(In thousands)	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Interest rate swaps	Other current liabilities	$9,823	Other current liabilities	$658
Foreign currency forward contracts	Other current liabilities	15,863	Other current liabilities	57,075
Total		$25,686		$57,733

Fair Values of Derivative Instruments
Derivatives Not Designated as Hedging Instruments

	Asset Derivatives
	December 31, 2012		December 31, 2011
(In thousands)	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Foreign currency forward contracts	Prepaid expenses and other current assets	$5,818	Prepaid expenses and other current assets	$3,802
Purchased cash convertible note hedge	Other assets	636,300	Other assets	460,000
Total		$642,118		$463,802

	Liability Derivatives
	December 31, 2012		December 31, 2011
(In thousands)	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Foreign currency forward contracts	Other current liabilities	$3,365	Other current liabilities	$11,760
Cash conversion feature of Cash Convertible Notes	Long-term debt	636,300	Long-term debt	460,000
Total		$639,665		$471,760

The Effect of Derivative Instruments on the Consolidated Statements of Operations
Derivatives in Fair Value Hedging Relationships

	Location of Gain Recognized in Earnings on Derivatives	Amount of Gain Recognized in Earnings on Derivatives
		Year Ended December 31,
(In thousands)		2012	2011	2010
Interest rate swaps	Interest expense	$19,562	$42,648	$—
Total		$19,562	$42,648	$—

	Location of Loss Recognized in Earnings on Hedged Items	Amount of Loss Recognized in Earnings on Hedging Items
		Year Ended December 31,
(In thousands)		2012	2011	2010
2018 Senior Notes	Interest expense	$(6,873)	$(29,773)	$—
Total		$(6,873)	$(29,773)	$—

The Effect of Derivative Instruments on the Consolidated Statements of Operations
Derivatives in Cash Flow Hedging Relationships

	Amount of Gain or (Loss) Recognized in AOCE (Net of Tax) on Derivative (Effective Portion)
	Year Ended December 31,
(In thousands)	2012	2011	2010
Foreign currency forward contracts	$(25,536)	$(55,453)	$6,657
Interest rate swaps	(8,168)	15,836	23,030
Total	$(33,704)	$(39,617)	$29,687

	Location of Gain or (Loss) Reclassified from AOCE into Earnings (Effective Portion)	Amount of Gain or (Loss) Reclassified from AOCE into Earnings (Effective Portion)
		Year Ended December 31,
(In thousands)		2012	2011	2010
Foreign currency forward contracts	Net revenues	$(44,217)	$(5,492)	$2,301
Interest rate swaps	Interest expense	(2,386)	(15,719)	(53,499)
Total		$(46,603)	$(21,211)	$(51,198)

	Location of Gain Excluded from the Assessment of Hedge Effectiveness	Amount of Gain or (Loss) Excluded from the Assessment of Hedge Effectiveness
		Year Ended December 31,
(In thousands)		2012	2011	2010
Foreign currency forward contracts	Other income (expense), net	$58,024	$13,432	$(2,958)
Total		$58,024	$13,432	$(2,958)

At December 31, 2012, the Company expects that approximately $32 million of pre-tax net losses on cash flow hedges will be reclassified from AOCE into earnings during the next 12 months.

The Effect of Derivative Instruments on the Consolidated Statements of Operations
Derivatives in Net Investment Hedging Relationships

	Amount of Gain or (Loss) Recognized in AOCE (Net of Tax) on Derivative (Effective Portion)
	Year Ended December 31,
(In thousands)	2012	2011	2010
Foreign currency borrowings	$—	$(11,596)	$42,236
Total	$—	$(11,596)	$42,236

During the years ended December 31, 2012, 2011 and 2010, there was no gain or loss recognized into earnings on derivatives with net investment hedging relationships.

The Effect of Derivative Instruments on the Consolidated Statements of Operations
Derivatives Not Designated as Hedging Instruments

	Location of Gain or (Loss) Recognized in Earnings on Derivatives	Amount of Gain or (Loss) Recognized in Earnings on Derivatives
		Year Ended December 31,
(In thousands)		2012	2011	2010
Foreign currency forward contracts	Other income (expense), net	$(8,429)	$20,740	$(29,215)
Cash conversion feature of Cash Convertible Notes	Other income (expense), net	(176,300)	$12,400	$(61,800)
Purchased cash convertible note hedge	Other income (expense), net	176,300	$(12,400)	$61,800
Total		$(8,429)	$20,740	$(29,215)

Fair Value Measurement
Fair value is based on the price that would be received from the sale of an identical asset or paid to transfer an identical liability in an orderly transaction between market participants at the measurement date. In order to increase consistency and comparability in fair value measurements, a fair value hierarchy has been established that prioritizes observable and unobservable inputs used to measure fair value into three broad levels, which are described below:

Level 1:	Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2:	Observable market-based inputs other than quoted prices in active markets for identical assets or liabilities.

Level 3:	Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible, as well as considers counterparty credit risk in its assessment of fair value.

Financial assets and liabilities carried at fair value are classified in the tables below in one of the three categories described above:

	December 31, 2012
(In thousands)	Level 1	Level 2	Level 3	Total
Financial Assets
Cash equivalents:
Money market funds	$135,209	$—	$—	$135,209
Total cash equivalents	135,209	—	—	135,209
Trading securities:
Equity securities — exchange traded funds	10,913	—	—	10,913
Total trading securities	10,913	—	—	10,913
Available-for-sale fixed income investments:
U.S. Treasuries	—	11,085	—	11,085
Corporate bonds	—	8,189	—	8,189
Agency mortgage-backed securities	—	1,050	—	1,050
Other	—	2,502	—	2,502
Total available-for-sale fixed income investments	—	22,826	—	22,826
Available-for-sale equity securities:
Biosciences industry	102	—	—	102
Total available-for-sale equity securities	102	—	—	102
Foreign exchange derivative assets	—	5,818	—	5,818
Interest rate swap derivative assets	—	36,647	—	36,647
Purchased cash convertible note hedge	—	636,300	—	636,300
Total assets at fair value	$146,224	$701,591	$—	$847,815

Financial Liabilities
Foreign exchange derivative liabilities	$—	$19,228	$—	$19,228
Interest rate swap derivative liabilities	—	9,823	—	9,823
Cash conversion feature of Cash Convertible Notes	—	636,300	—	636,300
Contingent consideration	—	—	379,197	379,197
Total liabilities at fair value	$—	$665,351	$379,197	$1,044,548

	December 31, 2011
(In thousands)	Level 1	Level 2	Level 3	Total
Financial Assets
Cash equivalents:
Money market funds	$152,331	$—	$—	$152,331
Total cash equivalents	152,331	—	—	152,331
Trading securities:
Equity securities — exchange traded funds	6,760	—	—	6,760
Total trading securities	6,760	—	—	6,760
Available-for-sale fixed income investments:
U.S. Treasuries	—	1,519	—	1,519
Corporate bonds	—	7,192	—	7,192
Agency mortgage-backed securities	—	12,346	—	12,346
Other	—	2,697	—	2,697
Total available-for-sale fixed income investments	—	23,754	—	23,754
Available-for-sale equity securities:
Biosciences industry	172	—	—	172
Total available-for-sale equity securities	172	—	—	172
Foreign exchange derivative assets	—	3,802	—	3,802
Interest rate swap derivative assets	—	29,773	—	29,773
Purchased cash convertible note hedge	—	460,000	—	460,000
Total assets at fair value	$159,263	$517,329	$—	$676,592

Financial Liabilities
Foreign exchange derivative liabilities	$—	$68,835	$—	$68,835
Interest rate swap derivative liabilities	—	658	—	658
Cash conversion feature of Cash Convertible Notes	—	460,000	—	460,000
Contingent consideration	—	—	341,000	341,000
Total liabilities at fair value	$—	$529,493	$341,000	$870,493

For financial assets and liabilities that utilize Level 2 inputs, the Company utilizes both direct and indirect observable price quotes, including the LIBOR yield curve, foreign exchange forward prices, and bank price quotes. Below is a summary of valuation techniques for Level 1 and Level 2 financial assets and liabilities:

•	Cash equivalents — valued at observable net asset value prices.

•	Trading securities — valued at the active quoted market price from broker or dealer quotations or transparent pricing sources at the reporting date.

•	Available-for-sale fixed income investments — valued at the quoted market price from broker or dealer quotations or transparent pricing sources at the reporting date.

•	Available-for-sale equity securities — valued using quoted stock prices from the London Exchange at the reporting date and translated to U.S. Dollars at prevailing spot exchange rates.

•
Interest rate swap derivative assets and liabilities — valued using the LIBOR/EURIBOR yield curves at the reporting date. Counterparties to these contracts are highly rated financial institutions, none of which experienced any significant downgrades during the year ended December 31, 2012 that would reduce the receivable amount owed, if any, to the Company.

•
Foreign exchange derivative assets and liabilities — valued using quoted forward foreign exchange prices at the reporting date. Counterparties to these contracts are highly rated financial institutions, none of which experienced any significant downgrades during the year ended December 31, 2011 that would reduce the receivable amount owed, if any, to the Company.

•
Cash conversion feature of cash convertible notes and purchased convertible note hedge — valued using quoted prices for the Company’s cash convertible notes, its implied volatility and the quoted yield on the Company’s other long-term debt at the reporting date. Counterparties to the purchased convertible note hedge are highly rated financial institutions, none of which experienced any significant downgrades during the year ended December 31, 2012 that would reduce the receivable amount owed, if any, to the Company.

The fair value measurement of contingent consideration is determined using Level 3 inputs. The Company’s contingent consideration represents a component of the total purchase consideration for the Respiratory Delivery Platform and certain other acquisitions made during 2011. The measurement is calculated using unobservable inputs based on the Company’s own assumptions. Significant unobservable inputs in the valuation include the probability and timing of future development and commercial milestones and future profit sharing payments. A discounted cash flow method was used to value contingent consideration at December 31, 2012 and 2011, which was calculated as the present value of the estimated future net cash flows using a market rate of return. Discount rates ranging from 1.6% to 10.5% were utilized in the valuation. Significant changes in unobservable inputs could result in material changes to the contingent consideration liability. During the year ended December 31, 2012, the Company recorded in interest expense $30.7 million of accretion, a fair value adjustment to increase the liability of approximately $8.0 million, and payments of $0.5 million.

Although the Company has not elected the fair value option for financial assets and liabilities, any future transacted financial asset or liability will be evaluated for the fair value election.

Available-for-Sale Securities
The amortized cost and estimated fair value of available-for-sale securities, included in prepaid expenses and other current assets, were as follows:

(In thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2012
Debt securities	$21,276	$1,550	$—	$22,826
Equity securities	—	102	—	102
	$21,276	$1,652	$—	$22,928
December 31, 2011
Debt securities	$22,263	$1,561	$(70)	$23,754
Equity securities	—	172	—	172
	$22,263	$1,733	$(70)	$23,926

Maturities of available-for-sale debt securities at fair value as of December 31, 2012, were as follows:

(In thousands)
Mature within one year	$4,555
Mature in one to five years	8,288
Mature in five years and later	9,983
$22,826

7.	Debt
The Receivables Facility
In February 2012, MPI entered into a $300 million accounts receivable securitization facility, which was expanded to $400 million in July 2012, pursuant to (i) a Purchase and Contribution Agreement, between MPI and Mylan Securitization, and (ii) a Receivables Purchase Agreement, among Mylan Securitization, as seller, MPI, as originator and servicer, certain conduit purchasers, committed purchasers and letter of credit issuers from time to time party thereto (collectively, the “Purchasers”), certain purchaser agents from time to time party thereto and The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as agent (the “Agent”). The Company agreed to enter into a performance guarantee with respect to the obligations of MPI under these agreements.

Under the Purchase and Contribution Agreement, MPI will sell, on an ongoing basis, certain accounts receivable, related assets and the right to the collections on those accounts receivable to Mylan Securitization. Once sold to Mylan Securitization, the accounts receivable, related assets and rights to collection described above will be separate and distinct from MPI’s own assets and will not be available to MPI’s creditors should MPI become insolvent. The servicing, administration and collection of the accounts receivable will be conducted by MPI, as servicer. Under the terms of the Receivables Purchase Agreement, Mylan Securitization may, from time to time, obtain up to $400 million (in the form of cash or letters of credit for the benefit of MPI) from the Purchasers through the sale of its interest in such receivables, related assets and collections. The size of the accounts receivable securitization facility may be increased from time to time, upon request by Mylan Securitization and with the consent of the purchaser agents and the Agent, up to a maximum of $500 million. Purchases under the Receivables Purchase Agreement will be repaid as accounts receivable are collected, with new purchases being advanced as new accounts receivable are originated by MPI and sold to Mylan Securitization, with settlement occurring monthly. Mylan Securitization has the option to reduce the commitments under the Receivables Purchase Agreement. Mylan Securitization’s assets have been pledged to the Agent in support of its obligations under the Receivables Purchase Agreement. Any amounts outstanding under the facility will be recorded as a secured loan and the receivables underlying any borrowings will continue to be included in accounts receivable, net, in the Consolidated Balance Sheets of the Company. The accounts receivable securitization facility has a term of three years.

The Receivables Purchase Agreement contains various customary affirmative and negative covenants and also contains customary default and termination provisions, which provide for acceleration of amounts owed under the Receivables Purchase Agreement upon the occurrence of certain specified events, including, but not limited to, failure by Mylan Securitization to pay interest and other amounts due, defaults on certain indebtedness, certain judgments, change in control, certain events negatively affecting the overall credit quality of transferred accounts receivable, bankruptcy and insolvency events.

As of December 31, 2012, the Consolidated Balance Sheets include $556.5 million of accounts receivable balances sold to Mylan Securitization, as well as $180 million of short-term borrowings. The interest rate on borrowings under this facility was approximately 0.99% at December 31, 2012.

Mylan Securitization holds trade accounts receivable whose cash flows are the primary source of repayment for its liabilities. Investors only have recourse to the assets held by Mylan Securitization. The Company is involved in these arrangements to the extent that it originates the accounts receivable and provides servicing activities.

Long-Term Debt
A summary of long-term debt is as follows:

(In thousands)	December 31, 2012	December 31, 2011
U.S. Term Loans	$1,156,250	$1,250,000
2017 Senior Notes	550,000	550,000
2018 Senior Notes	826,974	818,774
2020 Senior Notes	1,013,372	1,014,643
2023 Senior Notes	748,452	—
Cash Convertible Notes	1,136,768	937,160
Senior Convertible Notes	—	593,983
Other	132	3,666
	5,431,948	5,168,226
Less: Current portion	94,752	689,146
Total long-term debt	$5,337,196	$4,479,080

Senior Credit Facilities
In November 2011, the Company entered into a Senior Credit Agreement with a syndication of banks, which provided $1.25 billion in U.S. Term Loans (the “U.S. Term Loans”) and contains a $1.25 billion revolving facility (the “Revolving Facility,” and together with the U.S. Term Loans, the “Senior Credit Facilities”). Quarterly amortization payments due on the U.S. Term Loans were paid in March 2012, June 2012, September 2012 and December 2012, in the amount of $23.4 million for each quarter. At December 31, 2012, the Company had no amounts outstanding under the Revolving Facility. The interest rate on the Revolving Facility at December 31, 2012 was 1.61%.

The Revolving Facility consists of a $750 million U.S. dollar-denominated tranche (the “U.S. Revolving Facility”) and a $500 million alternative currency tranche (the “Alternative Currency Revolving Facility”). The U.S. Revolving Facility is available to the Company for borrowings in U.S. Dollars, and the Alternative Currency Revolving Facility is available to the Company for borrowings in U.S. Dollars, Euros, Sterling, Yen and such other currencies as are acceptable to each lender under the Alternative Currency Revolving Facility. The Revolving Facility includes a $125 million subfacility for the issuance of letters of credit and a $100 million subfacility for swingline borrowings. The Company may incur additional term loan commitments or increases in the amount of the commitments under the Revolving Facility (the “Incremental Commitments”) in an aggregate principal amount of up to $750 million plus any previously made scheduled or voluntary (other than any debt refinanced) principal payments of U.S. Term Loans from Lenders or other financial institutions designated by the Company, to the extent agreed by such Lenders or other financial institutions. The Senior Credit Facilities are guaranteed by substantially all of the Company’s domestic subsidiaries (the “Guarantors”). Prior to November 20, 2012, the Senior Credit Facilities were also secured by a pledge of the capital stock of substantially all direct subsidiaries of the Company and the Guarantors (limited to 65% of outstanding voting stock of foreign holding companies and any foreign subsidiaries) and substantially all of the other tangible and intangible property and assets of the Company and the Guarantors.

On November 20, 2012, the Company announced that Moody’s Investors Service (“Moody’s”) upgraded its corporate credit ratings to Baa3 from Ba1 and that Standard & Poor’s Ratings Services (“S&P”) upgraded its credit ratings to BBB- from BB+. The ratings upgrades caused a “covenant suspension period” to occur under the Senior Credit Facilities, which, among other things, suspended the requirement that it comply with the interest coverage ratio provided for therein, effectively suspended a number of negative covenants, including those limiting the amount of restricted payments, investments and prepayments of specified indebtedness, and modified the covenant as to the incurrence of indebtedness, for so long as the Company maintains an investment grade credit rating with both Moody’s and S&P. Additionally, the Company requested, and the Lenders approved, the release of all collateral from the security interest pursuant to the security documents. However, if the Company fails to maintain its investment grade credit rating with either Moody’s or S&P, then it will be required to comply with all of the covenants under the Credit Agreement that are currently suspended and reinstate the collateral.

As of December 31, 2012, the U.S. Term Loans currently bear interest at LIBOR plus 1.75% per annum, if the Company chooses to make LIBOR borrowings, or at a base rate plus 0.75% per annum. The applicable margins over LIBOR and the base rate for the Revolving Facility and the U.S. Term Loans can fluctuate based on a calculation of the Company’s Consolidated Leverage Ratio as defined in the Senior Credit Agreement. At December 31, 2012, the Company had no amounts outstanding under the Revolving Facility. The Company also pays a facility fee on the entire amount of the Revolving Facility. The facility fee is currently 0.35% per annum, but can decrease to 0.30% per annum based on the Company’s Consolidated Leverage Ratio, as defined in the Senior Credit Agreement.

The U.S. Term Loans mature on November 14, 2016 and require amortization payments of approximately $23.4 million per quarter in 2013, $31.3 million per quarter in 2014, $46.9 million per quarter in 2015 and $187.5 million per quarter in 2016. The Senior Credit Agreement requires prepayments of the U.S. Term Loans with the proceeds from (1) certain asset sales and casualty events, unless the Company’s Consolidated Leverage Ratio is equal to or less than 3.25 to 1.0, and (2) the proceeds from certain issuances of indebtedness not permitted by the Senior Credit Agreement. Amounts drawn on the Revolving Facility become due and payable on November 14, 2016 . The U.S. Term Loans and amounts drawn on the Revolving Facility may be voluntarily prepaid without penalty or premium.

The Senior Credit Agreement contains customary affirmative covenants for facilities of this type, including among others, covenants pertaining to the delivery of financial statements, notices of default and certain material events, maintenance of business and insurance, collateral matters and compliance with laws, as well as customary negative covenants for facilities of this type, including limitations on the incurrence of indebtedness and liens, mergers and certain other fundamental changes, investments and loans, acquisitions, transactions with affiliates, dispositions of assets, payments of dividends and other restricted payments, prepayments or amendments to the terms of specified indebtedness and changes in our lines of business. The Senior Credit Agreement contains a financial covenant requiring maintenance of a maximum consolidated leverage ratio.

The Senior Credit Agreement contains default provisions customary for facilities of this type, which are subject to customary grace periods and materiality thresholds.

Details of the interest rates in effect at December 31, 2012 and 2011 on the outstanding borrowings under the term loans are in the table below:

	December 31, 2012
(In thousands)	Outstanding	Basis	Rate
U.S. Term Loans:
Swapped to Fixed Rate - January 2014 (1)	$500,000	Fixed	2.35%
Swapped to Fixed Rate - March 2014 (1)	350,000	Fixed	2.20%
Floating Rate	306,250	LIBOR + 1.75%	1.96%
Total U.S. Term Loans	$1,156,250

	December 31, 2011
(In thousands)	Outstanding	Basis	Rate
U.S. Term Loans	$1,250,000	LIBOR + 2.00%	2.34%
____________

(1)
Effective January 2012, $500 million of the U.S. Term Loans have been swapped to a fixed rate of 0.60% plus the specified spread under the Senior Credit Agreement through January 2014. Effective March 2012, an additional $350 million of the U.S. Term Loans have been swapped to a fixed rate of 0.45% plus the specified spread under the Senior Credit Agreement through March 2014. Effective June 2012, $750 million of the currently effective swaps have been extended to maturities ranging from March 2016 to November 2016, thereby fixing a rate of 0.91% plus the specified spread on the underlying U.S. Term Loans, for the extension period. As of December 31, 2012, the specified spread under the Senior Credit Agreement was 175 basis points. These swaps have been designated as cash flow hedges of the variability in interest expense related to our variable rate debt.

Senior Notes
In May 2010, the Company issued $550 million aggregate principal amount of 7.625% Senior Notes due 2017 (the “2017 Senior Notes”) and $700 million aggregate principal amount of 7.875% Senior Notes due 2020 (the “2020 Senior Notes”) in a private offering exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”) to qualified institutional buyers in accordance with Rule 144A and to persons outside of the United States pursuant to Regulation S under the Securities Act. In July 2010, the Company privately placed $300 million aggregate principal amount of senior notes through a reopening of the 2020 Senior Notes. The notes were issued at a price of 105.5%, giving an effective yield to maturity of 7.087%. The 2017 Senior Notes and 2020 Senior Notes are the Company’s senior unsecured obligations and are guaranteed on a senior unsecured basis by certain of the Company’s domestic subsidiaries.

The 2017 Senior Notes bear interest at a rate of 7.625% per year, accruing from May 19, 2010. Interest on the 2017 Senior Notes is payable semiannually in arrears on January 15 and July 15 of each year, beginning on January 15, 2011. The 2017 Senior Notes will mature on July 15, 2017, subject to earlier repurchase or redemption in accordance with the terms of the indenture. The 2020 Senior Notes bear interest at a rate of 7.875% per year, accruing from May 19, 2010. Interest on the 2020 Senior Notes is payable semiannually in arrears on January 15 and July 15 of each year, beginning on January 15, 2011. The 2020 Senior Notes will mature on July 15, 2020, subject to earlier repurchase or redemption in accordance with the terms of the indenture. At December 31, 2012, the $1.01 billion of debt associated with the 2020 Senior Notes includes a $13.4 million premium.

The Company may redeem some or all of the 2017 Senior Notes at any time prior to July 15, 2014, and some or all of the 2020 Senior Notes at any time prior to July 15, 2015, in each case at a price equal to 100% of the principal amount redeemed plus accrued and unpaid interest, if any, to the redemption date and an applicable make-whole premium set forth in the indenture. On or after July 15, 2014 in the case of the 2017 Senior Notes, and on or after July 15, 2015 in the case of the 2020 Senior Notes, the Company may redeem some or all of the 2017 Senior Notes and 2020 Senior Notes of such series at redemption prices set forth in the indenture, plus accrued and unpaid interest, if any, to the redemption date. In addition, at any time prior to July 15, 2013, the Company may redeem up to 35% of the aggregate principal amount of either series of the 2017 Senior Notes and 2020 Senior Notes at a specified redemption price set forth in the indenture with the net cash proceeds of certain equity offerings. If the Company experiences certain change of control events, it must offer to repurchase the 2017 Senior Notes and 2020 Senior Notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date.

In November 2010, the Company issued $800 million aggregate principal amount of 6.0% Senior Notes due 2018. These notes were issued in a private offering exempt from the registration requirements of the Securities Act to qualified institutional buyers in accordance with Rule 144A and to persons outside of the United States pursuant to Regulation S under the Securities Act. The 2018 Senior Notes are Mylan’s senior unsecured obligations and are guaranteed on a senior unsecured basis by certain of the Company’s domestic subsidiaries.

The 2018 Senior Notes bear interest at a rate of 6.0% per year, accruing from November 24, 2010. Interest on the 2018 Senior Notes is payable semiannually in arrears on May 15 and November 15 of each year, beginning on May 15, 2011. The 2018 Senior Notes will mature on November 15, 2018, subject to earlier repurchase or redemption in accordance with the terms of the indenture. At December 31, 2012, the $827.0 million of 2018 Senior Notes is net of an $9.7 million discount and includes a fair value adjustment of $36.6 million. The Company has entered into interest rate swaps that convert $500 million of the outstanding fixed rate 2018 Senior Notes principal to a variable rate. The variable rate was 3.27% at December 31, 2012.

The Company may redeem some or all of the 2018 Senior Notes at any time prior to November 15, 2014 at a price equal to 100% of the principal amount redeemed plus accrued and unpaid interest, if any, to the redemption date and an applicable make-whole premium set forth in the indenture. On or after November 15, 2014 the Company may redeem some or all of the 2018 Senior Notes at redemption prices set forth in the indenture, plus accrued and unpaid interest, if any, to the redemption date. In addition, at any time prior to November 15, 2013, the Company may redeem up to 35% of the aggregate principal amount of the 2018 Senior Notes at a specified redemption price set forth in the indenture with the net cash proceeds of certain equity offerings. If the Company experiences certain change of control events, it must offer to repurchase the 2018 at 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date.

In May 2010, the Company used $1.00 billion of the net proceeds of the initial 2017 Senior Notes and 2020 Senior Notes offering to repay a portion of the U.S. Tranche B Term Loans due under the terms of its Prior Credit Agreement. In September 2010, the Company also repaid an additional amount of $300.0 million of debt under the Prior Credit Agreement, by repaying the remaining balance of the U.S. Tranche A Term Loans and a portion of the U.S. Tranche B Term Loans, using cash on hand. In November 2010, the Company used $800 million of gross proceeds from the 2018 Senior Notes offering to repay an additional portion of the U.S. Tranche B Term Loans due under the terms of its Prior Credit Agreement. As a result of these repayments, the Company reduced senior secured leverage and extended the maturity profile of Mylan’s outstanding indebtedness.

In December 2012, the Company issued $750 million aggregate principal amount of 3.125% Senior Notes due 2023 (“2023 Senior Notes”). These notes were issued in a private offering exempt from the registration requirements of the Securities Act to qualified institutional buyers in accordance with Rule 144A and to persons outside of the United States pursuant to Regulation S under the Securities Act. The 2023 Senior Notes are Mylan’s senior unsecured obligations and are guaranteed on a senior unsecured basis by certain of the Company’s domestic subsidiaries.

The 2023 Senior Notes bear interest at a rate of 3.125% per year, accruing from December 21, 2012. Interest on the 2023 Senior Notes is payable semiannually in arrears on January 15 and July 15 of each year, beginning on July 15, 2013. The 2023 Senior Notes will mature on January 15, 2023, subject to earlier repurchase or redemption in accordance with the terms of the indenture. At December 31, 2012, the $748.5 million of debt associated with the 2023 Senior Notes includes a $1.5 million discount.

The Company may redeem some or all of the 2023 Senior Notes at any time prior to maturity at a price equal to the greater of 100% of the principal amount of notes being redeemed or the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 20 basis points, plus in each case accrued and unpaid interest on the notes being redeemed accrued to the redemption date.

Cash Convertible Notes
In September 2008, Mylan issued $575 million aggregate principal amount of Cash Convertible Notes due 2015 (the “Cash Convertible Notes”). The Cash Convertible Notes bear stated interest at a rate of 3.75% per year, accruing from September 15, 2008. The effective interest rate used for interest expense purposes is 9.5%. Interest is payable semi-annually in arrears on March 15 and September 15 of each year, beginning on March 15, 2009. The Cash Convertible Notes will mature on September 15, 2015, subject to earlier repurchase or conversion. Holders may convert their notes subject to certain conversion provisions determined by the market price of the Company’s common stock, specified distributions to common shareholders, a fundamental change, and certain time periods specified in the purchase agreement. The Cash Convertible Notes had an initial conversion reference rate of 75.0751 shares of common stock per $1,000 principal amount (equivalent to an initial conversion reference price of $13.32 per share), subject to standard anti-dilution adjustments, with the principal amount and remainder payable in cash. These adjustments include stock splits, issuances of dividends, rights, warrants, other securities, indebtedness, other assets or property to all holders of our common stock, or other issuances to all holders of our common stock on a preferential basis, and are designed to protect the economic position of the note holder by restoring the value of the note from the impact of such dilutive transactions. The Cash Convertible Notes are not convertible into our common stock or any other securities under any circumstance.

On September 15, 2008, concurrent with the sale of the Cash Convertible Notes, Mylan entered into a convertible note hedge and warrant transaction with certain counterparties. Pursuant to the warrant transactions, the Company sold to the counterparties warrants to purchase in the aggregate up to approximately 43.2 million shares of Mylan common stock, subject to anti-dilution adjustments substantially similar to the anti-dilution adjustments for the Cash Convertible Notes, which under most circumstances represents the maximum number of shares that underlie the conversion reference rate for the Cash Convertible Notes. The sold warrants had an exercise price of $20.00 and will be net share settled, meaning that Mylan will issue a number of shares per warrant corresponding to the difference between its share price at each warrant expiration date and the exercise price. The warrants meet the definition of derivatives under the guidance in ASC 815; however, because these instruments have been determined to be indexed to the Company’s own stock and meet the criteria for equity classification under ASC 815-40, the warrants have been recorded in shareholders’ equity in the Consolidated Balance Sheets.

In the third quarter of 2011, the Company entered into amendments with the counterparties to exchange the original warrants with an exercise price of $20.00 (the “Old Warrants”) with new warrants with an exercise price of $30.00 (the “New Warrants”). Approximately 41.0 million of the Old Warrants were exchanged in the transaction. All other terms and settlement provisions of the Old Warrants remain unchanged in the New Warrants. As part of the amendments, the Company paid the holders of the Old Warrants approximately $3.66 per warrant or $150 million in total.

At December 31, 2012, the total liability of $1.14 billion consists of $500.5 million of debt ($575.0 million face amount, net of $74.5 million discount) and the bifurcated conversion feature with a fair value of $636.3 million recorded as a liability within long-term debt at December 31, 2012. Additionally, the Company has purchased call options, which are recorded as assets at their fair value of $636.3 million within other assets at December 31, 2012. At December 31, 2011, the total liability of $937.2 million consisted of $477.2 million of debt ($575.0 million face amount, net of $97.8 million discount) and the bifurcated conversion feature with a fair value of $460.0 million recorded as a liability within other long-term obligations in the Consolidated Balance Sheets. The purchased call options are assets recorded at their fair value of $460.0 million within other assets in the Consolidated Balance Sheets at December 31, 2011.

Holders may convert their notes subject to certain conversion provisions including (i) during any quarter if the closing price of our common stock exceeds 130% of the respective conversion price per share. During a defined period at the end of the previous quarter; (ii) during a defined period following five consecutive trading days in which the trading price per $1,000 principal amount was less than 98% of the product of the closing price of our common stock on such day and the applicable conversion reference rate; (iii) if the Company makes specified distributions to holders of our common stock including sales of rights or common stock on a preferential basis, certain distribution of assets or other securities or rights to all holders of our common stock or certain transactions resulting in substantially all shares of our common stock being converted into cash, securities or other property; or (iv) upon a change of control or if our securities cease to be traded on a major U.S. stock exchange. The amount payable per $1,000 notional bond would be calculated as the product of (1) the conversion reference rate (currently 75.0751) and (2) the average Daily Volume Weighted Average Price per share of common stock for a specified period following the conversion date. Any payment above the principal amount is matched by a convertible note hedge.

As of December 31, 2012, because the closing price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day in the December 31, 2012 period, was more than 130% of the applicable conversion reference price of $13.32, the $575.0 million of Cash Convertible Notes was currently convertible. During the quarter ending December 31, 2012, the Company received requests to convert $1.0 million of the Cash Convertible Notes. These requests will require the Company to pay the full conversion value in cash in March 2013. Accordingly, $1.0 million of the balance outstanding under the Cash Convertible Notes has been reclassified to short-term debt as of December 31, 2012. Although the Company’s experience has been that convertible debentures are not normally converted by investors until close to their maturity date, it is possible that additional debentures could be converted prior to their maturity date if, for example, a holder perceives the market for the debentures to be weaker than the market for the common stock. Upon an investor’s election to convert, the Company is required to pay the full conversion value in cash. Any payment above the principal amount is matched by a convertible note hedge. Should additional holders elect to convert, the Company may elect to draw on its Revolving Facility to fund any principal payments.

Senior Convertible Notes
In March 2007, Mylan issued $600 million aggregate principal amount of 1.25% Senior Convertible Notes due 2012 (the “Senior Convertible Notes”). At December 31, 2011, the $594.0 million of debt was net of $6.0 million discount, which was included in the current portion of long-term debt. The effective interest rate used for interest expense purposes was 6.4%. Interest was payable semiannually in arrears on March 15 and September 15 of each year, beginning September 15, 2007. The Senior Convertible Notes matured on March 15, 2012 and were repaid in full.

Fair Value
At December 31, 2012, the fair value of the Senior Notes was approximately $3.43 billion, and at December 31, 2011, the fair value of the Senior Notes and Senior Convertible Notes was approximately $3.15 billion. At December 31, 2012 and December 31, 2011, the fair value of the Cash Convertible Notes was approximately $1.22 billion and $1.00 billion, respectively. The fair values of the Senior Notes and Cash Convertible Notes were valued at quoted market prices from broker or dealer quotations and were classified as Level 2 in the fair value hierarchy. Based on quoted market rates of interest and maturity schedules for similar debt issues, the fair values of the U.S. Term Loans and Revolving Facility, determined based on Level 2 inputs, approximate their carrying values at December 31, 2012 and December 31, 2011.

Mandatory minimum repayments remaining on the outstanding borrowings under the term loans and notes at December 31, 2012, excluding the discounts, premium and conversion features, are as follows for each of the periods ending December 31:

(In thousands)	U.S. Term Loans	Cash Convertible Notes	2017 Senior Notes	2018 Senior Notes	2020 Senior Notes	2023 Senior Notes	Total
2013	$93,750	$1,002	$—	$—	$—	$—	$94,752
2014	125,000	—	—	—	—	—	125,000
2015	187,500	573,998	—	—	—	—	761,498
2016	750,000	—	—	—	—	—	750,000
2017	—	—	550,000	—	—	—	550,000
Thereafter	—	—	—	800,000	1,000,000	750,000	2,550,000
Total	$1,156,250	$575,000	$550,000	$800,000	$1,000,000	$750,000	$4,831,250

8.	Comprehensive Earnings
Components of other comprehensive earnings (loss), before tax, consist of the following:

	Year Ended December 31,
(In thousands)	2012	2011	2010
Defined benefit plans:
Unrecognized loss and prior service cost arising during the period	$(13,293)	$(2,998)	$(3,054)
Less: Actuarial loss included in net earnings	(2,009)	(877)	(563)
Less: Amortization of prior service cost included in net earnings	(354)	(106)	(379)
Net change in unrecognized loss and prior service cost related to defined benefit plans	$(10,930)	$(2,015)	$(2,112)

Derivatives in cash flow hedging relationships:
Amount of gain (loss) recognized in AOCE on derivatives (effective portion)	$(28,116)	$(70,273)	$(4,288)
Less: Reclassification of loss from AOCE into earnings (effective portion)	(46,603)	(21,211)	(51,198)
Net unrecognized gain (loss) on derivatives	$18,487	$(49,062)	$46,910

Net unrealized (loss) gain on marketable securities:
Unrealized (loss) gain on marketable securities	$(1)	$228	$(127)
Less: Reclassification for gain (loss) included in net earnings	71	178	(204)
Net unrealized (loss) gain on marketable securities	$(72)	$50	$77

Accumulated other comprehensive loss, as reflected on the Consolidated Balance Sheets, is comprised of the following:

(In thousands)	December 31, 2012	December 31, 2011
Accumulated other comprehensive loss:
Net unrealized gains on marketable securities, net of tax	$1,033	$1,080
Net unrecognized losses and prior service costs related to defined benefit plans, net of tax	(13,890)	(5,840)
Net unrecognized losses on derivatives, net of tax	(30,820)	(43,719)
Foreign currency translation adjustment	(42,821)	(39,360)
	$(86,498)	$(87,839)

9.	Income Taxes

Income tax provision (benefit) consisted of the following components:

	Year Ended December 31,
(In thousands)	2012	2011	2010
Federal:
Current	$167,172	$96,725	$(72,518)
Deferred	(30,111)	28,138	82,471
	137,061	124,863	9,953
State and Puerto Rico:
Current	27,805	8,111	4,295
Deferred	(8,151)	1,819	(3,629)
	19,654	9,930	666
Foreign:
Current	75,431	68,605	67,338
Deferred	(71,001)	(87,565)	(67,555)
	4,430	(18,960)	(217)
Income tax provision	$161,145	$115,833	$10,402
Earnings (loss) before income taxes and noncontrolling interest:
Domestic	$690,545	$537,009	$(273,699)
Foreign	113,534	117,627	629,643
Total earnings before income taxes and noncontrolling interest	$804,079	$654,636	$355,944

In 2011, the benefit from the reduction of the deferred tax liability related to intangible assets was greater than the amount of foreign current taxes payable that related to the foreign pre-tax income for the year.

In 2010, the allocation of earnings (loss) before income taxes and noncontrolling interest between domestic and foreign operations includes intercompany interest between certain domestic and foreign subsidiaries, which was eliminated on a consolidated basis. The impact of this intercompany financing arrangement in 2010 was to decrease the amount of domestic earnings (loss) before income taxes and noncontrolling interest, with a corresponding increase to the foreign amount. While this arrangement increased the amount of earnings (loss) before income taxes and noncontrolling interest allocated to foreign operations, the taxation of these earnings was included in the calculation of the Company’s taxable income reported on its U.S. corporate income tax returns. In 2012 and 2011, the expense for inter-company interest is no longer reflected in domestic earnings (loss). Instead, the expense is now a component of foreign earnings (loss) as a result of a reorganization in which assets and liabilities were transferred to a foreign entity. Accordingly, in 2011, domestic earnings increased, and foreign earnings correspondingly decreased, relative to 2010 by the amount of inter-company interest expense now reflected in foreign earnings.

Temporary differences and carryforwards that result in the deferred tax assets and liabilities were as follows:

(In thousands)	December 31, 2012	December 31, 2011
Deferred tax assets:
Employee benefits	$119,434	$92,983
Legal matters	30,683	68,398
Accounts receivable allowances	120,718	101,342
Inventories	31,791	30,004
Other reserves	15,882	28,230
Tax credits	14,676	17,707
Net operating losses carryforward	293,251	258,482
Intangible assets	62,584	49,151
Capital loss carryforward	18,645	19,324
Convertible debt	40,549	30,072
Other	82,201	133,959
	830,414	829,652
Less: Valuation allowance	(249,382)	(231,436)
Total deferred tax assets	581,032	598,216
Deferred tax liabilities:
Plant and equipment	103,222	110,392
Intangibles	371,880	514,203
Other	64,469	41,476
Total deferred tax liabilities	539,571	666,071
Deferred tax assets (liabilities), net	$41,461	$(67,855)

For those foreign subsidiaries whose investments are permanent in duration, U.S. income and foreign withholding taxes have not been provided on the amount by which the investment in those subsidiaries as recorded for financial reporting exceeds the tax basis. This amount becomes taxable upon a repatriation of assets from the subsidiary or a sale or liquidation of the subsidiary. The amount of such temporary differences totaled approximately $216 million at December 31, 2012. Determination of the amount of any unrecognized deferred income tax liability on this temporary difference is not practicable. No deferred taxes have been recorded on the instances whereby the Company’s investment in foreign subsidiaries is currently greater for U.S. tax purposes than for GAAP purposes, as management has no current plans that would cause that temporary difference to reverse in the foreseeable future.

A reconciliation of the statutory tax rate to the effective tax rate is as follows:

	Year Ended December 31,
	2012	2011	2010
Statutory tax rate	35.0%	35.0%	35.0%
State income taxes and credits	1.1%	1.1%	(0.3)%
Foreign rate differential	(7.5)%	(13.1)%	(18.2)%
Other foreign items	(2.0)%	2.6%	(0.6)%
Uncertain tax positions	(3.4)%	(4.5)%	(13.1)%
Foreign tax credits, net	(3.2)%	(5.7)%	(6.0)%
Valuation allowance	2.9%	(0.2)%	9.1%
Other	(2.9)%	2.5%	(3.0)%
Effective tax rate	20.0%	17.7%	2.9%

Included in Other in the above table is the U.S. Internal Revenue Code Section 45 income tax credits earned from the Company's investment in a clean energy partnership.

Valuation Allowance
A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. At December 31, 2012, a valuation allowance has been applied to certain foreign and state deferred tax assets in the amount of $249.4 million. The valuation allowance increased by $18.0 million during 2012.

Net Operating Losses
As of December 31, 2012, the Company has net operating loss carryforwards for international, and U.S. state income tax purposes of approximately $2.4 billion, some of which will expire in fiscal years 2013 through 2030, while others can be carried forward indefinitely. Of these loss carryforwards, $1.8 billion is related to state losses. Most of the state net operating losses are attributable to Pennsylvania, where a taxpayer’s use is limited to the greater of 20% of taxable income or $3.0 million each taxable year. In addition, the Company has foreign net operating loss carryforwards of approximately $600 million, of which $420 million can be carried forward indefinitely, with the remainder expiring in years 2013 through 2021. Most of the net operating losses (foreign and state) have a full valuation allowance.

The Company has $14.8 million state tax credit carryforwards expiring in various amounts in the years 2012 through 2021. No valuation allowance is recorded against these credits.

The Company has a $57.4 million foreign capital loss carryforward expiring in 2017. A full valuation allowance is recorded against this loss.

Tax Examinations
Mylan is subject to ongoing IRS examinations and is a voluntary participant in the IRS Compliance Assurance Process (“CAP”). The years 2012, 2011 and 2010 are the open years under examination. The years 2008 and 2009 have one issue open in the IRS Appeals process. Tax and interest continue to be accrued related to certain tax positions.

The Company’s major state taxing jurisdictions remain open from fiscal year 2007 through 2012, with several state audits currently in progress. The Company’s major international taxing jurisdictions remain open from 2006 through 2012, some of which are indemnified by Merck KGaA for tax assessments.

Accounting for Uncertainty in Income Taxes
The impact of an uncertain tax position that is more likely than not of being sustained upon audit by the relevant taxing authority must be recognized at the largest amount that is more likely than not to be sustained. No portion of an uncertain tax position will be recognized if the position has less than a 50% likelihood of being sustained.

As of December 31, 2012 and 2011, the Company’s Consolidated Balance Sheets reflect liabilities for unrecognized tax benefits of $132.3 million and $162.9 million, of which $126.9 million and $148.4 million, respectively, would affect the Company’s effective tax rate if recognized. Accrued interest and penalties included in the Consolidated Balance Sheets were $14.8 million and $23.9 million as of December 31, 2012 and December 31, 2011. For the years ended December 31, 2012, 2011 and 2010, Mylan recognized $(9.1) million, $(0.7) million and $9.1 million, respectively, for interest (income) expense related to uncertain tax positions. Interest expense and penalties related to income taxes are included in the tax provision.

A reconciliation of the unrecognized tax benefits is as follows:

	Year Ended December 31,
(In thousands)	2012	2011	2010
Unrecognized tax benefit — beginning of year	$162,885	$203,350	$237,541
Additions for current year tax positions	5,684	964	5,166
Additions for prior year tax positions	—	5,048	5,079
Reductions for prior year tax positions	(5,849)	(7,878)	(11,432)
Settlements	(764)	(7,434)	(24,868)
Reductions due to expirations of statute of limitations	(29,620)	(22,293)	(21,508)
Foreign currency translation	—	(8,872)	8,872
Addition due to acquisition	—	—	4,500
Unrecognized tax benefit — end of year	$132,336	$162,885	$203,350

The Company believes that it is reasonably possible that the amount of unrecognized tax benefits will decrease in the next twelve months in the range of $25 million to $110 million, involving federal and state tax audits and settlements, and expirations of certain state and foreign statutes of limitations. The Company does not anticipate significant increases to the reserve within the next twelve months.

10.	Preferred and Common Stock

The Company entered into a Rights Agreement (the “Rights Agreement”) with American Stock Transfer & Trust Company, as rights agent, to provide the Board with sufficient time to assess and evaluate any takeover bid and explore and develop a reasonable response. Effective November 1999, the Rights Agreement was amended to eliminate certain limitations on the Board’s ability to redeem or amend the rights to permit an acquisition and also to eliminate special rights held by incumbent directors unaffiliated with an acquiring shareholder. The Rights Agreement will expire on August 13, 2014 unless it is extended or such rights are earlier redeemed or exchanged.

In fiscal year 1985, the Board authorized 5,000,000 shares of $0.50 par value preferred stock. Prior to November 19, 2007, no preferred stock had been issued. On November 19, 2007, the Company completed public offerings of 2,139,000 shares of 6.50% mandatorily convertible preferred stock (“preferred stock”) at $1,000 per share, as well as an offering of 55,440,000 shares of common stock at $14.00 per share, pursuant to a shelf registration statement previously filed with the Securities and Exchange Commission.

The preferred stock paid, when declared by the Board, dividends at a rate of 6.50% per annum on the liquidation preference of $1,000 per share, payable quarterly in arrears in cash, shares of Mylan common stock or a combination thereof at the Company’s election. According to the terms of the preferred stock offering, each share of preferred stock would automatically convert on November 15, 2010, into between 58.5480 shares and 71.4286 shares of the Company’s common stock, depending on the average daily closing price per share of the Company’s common stock over the 20 trading day period ending on the third trading day prior to November 15, 2010. The conversion rate was subject to anti-dilution adjustments in certain circumstances. Holders could elect to convert at any time at the minimum conversion rate of 58.5480 shares of common stock for each share of preferred stock. On November 15, 2010, the conversion of the 6.50% mandatorily convertible preferred stock into 125,234,172 shares of Mylan’s common stock was completed at the minimum conversion rate.

During the year ended December 31, 2010, the Company paid dividends of $139.0 million on the preferred stock. Upon conversion in November 2010, the Company was no longer obligated to pay dividends on the preferred stock.

11.	Stock-Based Incentive Plan

Mylan’s shareholders have approved the 2003 Long-Term Incentive Plan (as amended, the “2003 Plan”). Under the 2003 Plan, as amended, 55,300,000 shares of common stock are reserved for issuance to key employees, consultants, independent contractors and non-employee directors of Mylan through a variety of incentive awards, including: stock options, stock appreciation rights, restricted shares and units, performance awards, other stock-based awards and short-term cash awards. Stock option awards are granted at the fair value of the shares underlying the options at the date of the grant, generally become exercisable over periods ranging from three to four years, and generally expire in ten years.

Upon approval of the 2003 Plan, no further grants of stock options have been made under any other plan. However, there are stock options outstanding from frozen or expired plans and other plans assumed through acquisitions.

The following table summarizes stock option activity:

	Number of Shares Under Option	Weighted Average Exercise Price per Share
Outstanding at December 31, 2009	26,268,678	$15.22
Options granted	2,575,039	20.47
Options exercised	(3,900,514)	14.03
Options forfeited	(1,103,154)	15.09
Outstanding at December 31, 2010	23,840,049	$15.99
Options granted	4,943,178	22.40
Options exercised	(4,514,170)	15.09
Options forfeited	(669,801)	19.05
Outstanding at December 31, 2011	23,599,256	$17.42
Options granted	3,130,843	23.37
Options exercised	(9,360,396)	15.40
Options forfeited	(753,086)	20.24
Outstanding at December 31, 2012	16,616,617	$19.54
Vested and expected to vest at December 31, 2012	15,605,011	$19.40
Options exercisable at December 31, 2012	9,372,970	$17.57

As of December 31, 2012, options outstanding, options vested and expected to vest, and options exercisable had average remaining contractual terms of 6.55 years, 6.43 years and 5.05 years, respectively. Also at December 31, 2012, options outstanding, options vested and expected to vest and options exercisable had aggregate intrinsic values of $131.5 million, $125.7 million and $92.6 million, respectively.

A summary of the status of the Company’s nonvested restricted stock and restricted stock unit awards, including performance based restricted stock, as of December 31, 2012 and the changes during the year ended December 31, 2012 are presented below:

	Number of Restricted Stock Awards	Weighted Average Grant-Date Fair Value Per Share
Nonvested at December 31, 2011	2,520,487	$20.16
Granted	936,512	23.27
Released	(794,748)	16.15
Forfeited	(163,935)	22.23
Nonvested at December 31, 2012	2,498,316	$22.47

Of the 936,512 awards granted during the year ended December 31, 2012, 437,919 vest ratably over three years, 438,979 vest in three years, subject to performance obligations, 46,872 vest after the first year, and 12,742 vest two-thirds after two years, with the remaining one-third vesting after the third year.

As of December 31, 2012, the Company had $46.0 million of total unrecognized compensation expense, net of estimated forfeitures, related to all of its stock-based awards, which will be recognized over the remaining weighted average vesting period of 1.59 years. The total intrinsic value of stock-based awards exercised and restricted stock units converted during the years ended December 31, 2012 and December 31, 2011 was $111.7 million and $62.3 million.

With respect to options granted under the Company’s stock-based compensation plans, the fair value of each option grant was estimated at the date of grant using the Black-Scholes option pricing model. Black-Scholes utilizes assumptions related to volatility, the risk-free interest rate, the dividend yield and employee exercise behavior. Expected volatilities utilized in the model are based mainly on the implied volatility of the Company’s stock price and other factors. The risk-free interest rate is derived from the U.S. Treasury yield curve in effect at the time of grant. The model incorporates exercise and post-vesting forfeiture assumptions based on an analysis of historical data. The expected lives of the grants are derived from historical and other factors.

In 2010, the Company changed its method for estimating expected volatility from historical volatility to implied volatility. Management believes that these market-based inputs provide a better estimate of our future stock price movements and are consistent with current employee stock option valuation best practices.

The assumptions used are as follows:

	Year Ended	Year Ended	Year Ended
	December 31, 2012	December 31, 2011	December 31, 2010
Volatility	29.7%	33.0%	30.8%
Risk-free interest rate	1.0%	2.4%	2.5%
Expected term of options (in years)	5.9	6.0	5.7
Forfeiture rate	5.5%	5.5%	5.5%
Weighted average grant date fair value per option	$7.00	$8.13	$6.89

12.	Employee Benefits
Defined Benefit Plans
The Company sponsors various defined benefit pension plans in several countries. Benefit formulas are based on varying criteria on a plan by plan basis. Mylan’s policy is to fund domestic pension liabilities in accordance with the minimum and maximum limits imposed by the Employee Retirement Income Security Act of 1974 (“ERISA”) and Federal income tax laws. The Company funds non-domestic pension liabilities in accordance with laws and regulations applicable to those plans, which typically results in these plans being unfunded. The Company has a plan covering certain employees in the United States and Puerto Rico to provide for limited reimbursement of post-retirement supplemental medical coverage. In addition, in December 2001, the Supplemental Health Insurance Program for Certain Officers of the Company was adopted to provide full post-retirement medical coverage to certain officers and their spouses and dependents. These plans generally provide benefits to employees who meet minimum age and service requirements. The net amounts accrued related to these benefits were $61.2 million and $49.4 million at December 31, 2012 and 2011.
Defined Contribution Plans
The Company sponsors defined contribution plans covering certain of its employees in the United States and Puerto Rico, as well as certain employees in a number of countries outside the U.S. Its domestic defined contribution plans consist primarily of a 401(k) retirement plan with a profit sharing component for non-union represented employees and a 401(k) retirement plan for union-represented employees. Profit sharing contributions are made at the discretion of the Board. Its non-domestic plans vary in form depending on local legal requirements. The Company’s contributions are based upon employee contributions, service hours, or pre-determined amounts depending upon the plan. Obligations for contributions to defined contribution plans are recognized as expense in the Consolidated Statements of Operations when they are earned.

In December 2009, the Company adopted a 401(k) Restoration Plan (the “Restoration Plan”). The Restoration Plan permits employees who earn compensation in excess of the limits imposed by Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”), to (i) defer a portion of base salary and bonus compensation, (ii) be credited with a Company matching contribution in respect of deferrals under the Restoration Plan, and (iii) be credited with Company non-elective contributions (to the extent so made by the Company), in each case, to the extent that participants otherwise would be able to defer or be credited with such amounts, as applicable, under the Company’s Profit Sharing 401(k) Plan if not for the limits on contributions and deferrals imposed by the Code.

Also in December 2009, the Company adopted an Income Deferral Plan (the “Income Deferral Plan”), which permits certain management or highly compensated employees who are designated by the plan administrator to participate in the Income Deferral Plan to elect to defer up to 50% of base salary and up to 100% of bonus compensation, in each case, in addition to any amounts that may be deferred by such participants under the Profit Sharing 401(k) Plan and the Restoration Plan. In addition, under the Income Deferral Plan, eligible participants may be granted employee deferral awards, which awards will be subject to the terms and conditions (including vesting) as determined by the plan administrator at the time such awards are granted.

Total employer contributions to defined contribution plans were approximately $68.4 million, $55.0 million and $50.7 million for the years ended December 31, 2012, 2011 and 2010, respectively.
Other Benefit Arrangements
The Company provides supplemental life insurance benefits to certain management employees. Such benefits require annual funding and may require accelerated funding in the event that the Company would experience a change in control.

The Company participates in a multi-employer pension plan under a previous union agreement. The PACE Industry Union-Management Pension Fund, (the “Plan”), provides defined benefits to certain retirees and certain production and maintenance employees at the Company’s manufacturing facility in Morgantown, West Virginia who are covered by a collective bargaining agreement. Effective with a new collective bargaining agreement entered into on April 16, 2012, the Company notified the Plan trustees of its intention to withdraw from the Plan. The withdrawal is estimated to result in an aggregate withdrawal liability of approximately $15.4 million, which was accrued during 2012. The Plan trustee is responsible for determining the ultimate amount of the withdrawal liability. The Company expects to receive notification of the ultimate withdrawal liability from the Plan trustee during 2013. The Employee Identification Number for this Plan is 11-6166763. These employees constituted approximately 6% of the Company’s total workforce at December 31, 2012 and 7% at December 31, 2011.

For the years ended, December 31, 2012, 2011 and 2010 the Company made contributions to the Plan, totaling $1.8 million, $4.2 million and $3.6 million, respectively. For the Plan Years 2011 and 2010, the Company’s contributions were in excess of 5% of the total contributions for the Plan. The Pension Protection Act (“PPA”) zone status for the Plan as of December 31, 2012, 2011, and 2010 is critical. Zone status is based on information provided by the Plan to the Company. Generally, a plan is deemed to be in critical status if the funded percentage is less than 65%, which is determined by dividing the Plan’s total assets by its liabilities on the valuation date.

As a result of the critical status of the Plan, in July 2010 the trustees of the Plan adopted a rehabilitation plan, to delay the potential insolvency of the Plan. Under the rehabilitation plan, our employer contributions for 2011 and 2012 were increased by a 10% surcharge.

13.	Segment Information
Mylan has two segments, “Generics” and “Specialty.” The Generics Segment primarily develops, manufactures, sells and distributes generic or branded generic pharmaceutical products in tablet, capsule, injectable or transdermal patch form, as well as API. The Specialty Segment engages mainly in the development, manufacture and sale of branded specialty nebulized and injectable products. Beginning with the first quarter of 2013, the Company reorganized the components of its Generics and Specialty segments as a result of a change in the way the Chief Executive Officer, who is the chief operating decision maker, evaluates the performance of operations, develops strategy and allocates capital resources. As required by the applicable accounting standards, financial statements issued subsequent to this segment reporting change are required to reflect modifications to the reportable segment information resulting from the revision, including reclassifications of all comparative segment information. Accordingly, the results presented below reflect the change in segment reporting for all periods presented. There is no change to the Company’s previously reported consolidated net operating results, financial position or cash flows.

The Company’s chief operating decision maker evaluates the performance of its segments based on total revenues and segment profitability. Segment profitability represents segment gross profit less direct research and development expenses and direct selling, general and administrative expenses. Certain general and administrative and research and development expenses not allocated to the segments, net charges for litigation settlements, impairment charges and other expenses not directly attributable to the segments, are reported in Corporate/Other. Additionally, amortization of intangible assets and other purchase accounting related items, as well as any other significant special items, are included in Corporate/Other. Items below the earnings from operations line on the Company’s Consolidated Statements of Operations are not presented by segment, since they are excluded from the measure of segment profitability. The Company does not report depreciation expense, total assets and capital expenditures by segment, as such information is not used by the chief operating decision maker.

The accounting policies of the segments are the same as those described in Note 2 to Consolidated Financial Statements. Intersegment revenues are accounted for at current market values and are eliminated at the consolidated level.

Presented in the table below is segment information for the periods identified and a reconciliation of segment information to total consolidated information.

(In thousands)	Generics Segment	Specialty Segment	Corporate / Other(1)	Consolidated
Year Ended December 31, 2012
Total revenues
Third party	$5,946,203	$849,907	$—	$6,796,110
Intersegment	3,088	36,991	(40,079)	—
Total	$5,949,291	$886,898	$(40,079)	$6,796,110

Segment profitability	$1,706,783	$319,243	$(916,677)	$1,109,349

(In thousands)	Generics Segment	Specialty Segment	Corporate / Other(1)	Consolidated
Year Ended December 31, 2011
Total revenues
Third party	$5,544,975	$584,850	$—	$6,129,825
Intersegment	2,480	70,005	(72,485)	—
Total	$5,547,455	$654,855	$(72,485)	$6,129,825

Segment profitability	$1,607,910	$240,440	$(842,901)	$1,005,449

(In thousands)	Generics Segment	Specialty Segment	Corporate / Other(1)	Consolidated
Year Ended December 31, 2010
Total revenues
Third party	$5,012,422	$438,100	$—	$5,450,522
Intersegment	40,116	61,772	(101,888)	—
Total	$5,052,538	$499,872	$(101,888)	$5,450,522

Segment profitability	$1,388,736	$132,222	$(799,374)	$721,584
____________

(1)
Includes certain corporate general and administrative and research and development expenses; net charges for litigation settlements; certain intercompany transactions, including eliminations; amortization of intangible assets and certain purchase accounting items; impairment charges; and other expenses not directly attributable to segments.

The Company’s net revenues are generated via the sale of products in the following therapeutic categories:

	Year Ended December 31,
(In thousands)	2012	2011	2010
Allergy	$741,487	$476,990	$343,138
Anti-infectives	1,034,332	1,005,278	783,738
Cardiovascular	1,156,348	1,037,644	967,680
Central Nervous System	1,473,928	1,214,046	1,248,982
Dermatological	157,296	143,769	166,200
Endocrine and Metabolic	645,936	535,383	433,341
Gastrointestinal	418,934	492,683	462,088
Respiratory System	229,249	250,692	248,452
Other (1)	892,736	949,792	750,647
	$6,750,246	$6,106,277	$5,404,266
____________

(1)	Other consists of numerous therapeutic classes, none of which individually exceeds 5% of consolidated net revenues.

Geographic Information
The Company’s principal geographic markets are North America, EMEA, and Asia Pacific. Net revenues are classified based on the geographic location of the customers and are as follows:

	Year Ended December 31,
(In thousands)	2012	2011	2010
The Americas:
United States	$3,909,518	$3,242,985	$2,656,532
Other Americas	221,898	226,144	188,659
Europe (1)	1,694,236	1,781,184	1,790,901
Asia	924,594	855,964	768,174
	$6,750,246	$6,106,277	$5,404,266
 ____________

(1)	Net revenues in France consisted of approximately 9%, 11% and 13% of consolidated net revenues for the years ended December 31, 2012, 2011 and 2010, respectively.

14.	Commitments

Operating Leases
The Company leases certain property under various operating lease arrangements. These leases generally provide the Company with the option to renew the lease at the end of the lease term. For the years ended December 31, 2012, 2011 and 2010, the Company had lease expense of $39.3 million, $36.3 million and $34.2 million, respectively.

Future minimum lease payments under operating lease commitments are as follows:

(In thousands)
December 31,
2013	$38,720
2014	31,695
2015	20,361
2016	10,986
2017	2,301
Thereafter	11,211
$115,274

Other Commitments
The Company is contractually obligated to make potential future development, regulatory and commercial milestone, royalty and/or profit sharing payments in conjunction with collaborative agreements or acquisitions that the Company has entered into with third parties. The most significant of these such obligations relates to the potential future consideration related to the 2011 Respiratory Delivery Platform acquisition. These payments are contingent upon the occurrence of certain future events and, given the nature of these events, it is unclear when, if ever, the Company may be required to pay such amounts. These contingent payments have not been included in the table above. Further, the timing of any future payment is not reasonably estimable. The amount of contingent consideration accrued was $379 million at December 31, 2012.

The Company has entered into an exclusive collaboration on the development, manufacturing, supply and commercialization of multiple, high value generic biologic compounds for the global marketplace. Mylan plans to provide funding related to the collaboration over the next several years and could total approximately $50 million or more per year.

On August 22, 2012, the Company and Pfizer Japan announced a definitive agreement to establish an exclusive long-term strategic collaboration to develop, manufacture, distribute and market generic drugs in Japan. Under the agreement, Mylan’s responsibilities primarily consist of managing operations, including research and development and manufacturing. The collaboration became operational on January 1, 2013.

Additionally, Mylan has entered into product development agreements under which the Company has agreed to share in the development costs as they are incurred by our partners. As the timing of cash expenditures is dependent upon a number of factors, many of which are outside of our control, it is difficult to forecast the amount of payments to be made over the next few years, which could be significant.

The Company has also entered into employment and other agreements with certain executives and other employees that provide for compensation, retirement and certain other benefits. These agreements provide for severance payments under certain circumstances. Additionally, the Company has split-dollar life insurance agreements with certain retired executives.

In the normal course of business, Mylan periodically enters into employment, legal settlement and other agreements which incorporate indemnification provisions. While the maximum amount to which Mylan may be exposed under such agreements cannot be reasonably estimated, the Company maintains insurance coverage, which management believes will effectively mitigate the Company’s obligations under these indemnification provisions. No amounts have been recorded in the Consolidated Financial Statements with respect to the Company’s obligations under such agreements.

15.	Contingencies
Legal Proceedings
The Company is involved in various disputes, governmental and/or regulatory inquiries and proceedings and litigation matters that arise from time to time, some of which are described below. The Company is also party to certain litigation matters for which Merck KGaA has agreed to indemnify the Company, pursuant to the agreement by which Mylan acquired the former Merck Generics business.

While the Company believes that it has meritorious defenses with respect to the claims asserted against it and intends to vigorously defend its position, the process of resolving matters through litigation or other means is inherently uncertain, and it is not possible to predict the ultimate resolution of any such proceeding. It is possible that an unfavorable resolution of any of the matters described below, or the inability or denial of Merck KGaA, another indemnitor or insurer to pay an indemnified claim, could have a material effect on the Company’s financial position, results of operations and cash flows. Unless otherwise disclosed below, the Company is unable to predict the outcome of the respective litigation or to provide an estimate of the range of reasonably possible losses. Legal costs are recorded as incurred and are classified in selling, general and administrative expenses in the Company’s Consolidated Statements of Operations.

Lorazepam and Clorazepate
On June 1, 2005, a jury verdict was rendered against Mylan, MPI, and co-defendants Cambrex Corporation and Gyma Laboratories in the U.S. District Court for the District of Columbia in the amount of approximately $12.0 million, which has been accrued for by the Company. The jury found that Mylan and its co-defendants willfully violated Massachusetts, Minnesota and Illinois state antitrust laws in connection with API supply agreements entered into between the Company and its API supplier (Cambrex) and broker (Gyma) for two drugs, Lorazepam and Clorazepate, in 1997, and subsequent price increases on these drugs in 1998. The case was brought by four health insurers who opted out of earlier class action settlements agreed to by the Company in 2001 and represents the last remaining antitrust claims relating to Mylan’s 1998 price increases for Lorazepam and Clorazepate. Following the verdict, the Company filed a motion for judgment as a matter of law, a motion for a new trial, a motion to dismiss two of the insurers and a motion to reduce the verdict. On December 20, 2006, the Company’s motion for judgment as a matter of law and motion for a new trial were denied and the remaining motions were denied on January 24, 2008. In post-trial filings, the plaintiffs requested that the verdict be trebled and that request was granted on January 24, 2008. On February 6, 2008, a judgment was issued against Mylan and its co-defendants in the total amount of approximately $69.0 million, which, in the case of three of the plaintiffs, reflects trebling of the compensatory damages in the original verdict (approximately $11.0 million in total) and, in the case of the fourth plaintiff, reflects their amount of the compensatory damages in the original jury verdict plus doubling this compensatory damage award as punitive damages assessed against each of the defendants (approximately $58.0 million in total), some or all of which may be subject to indemnification obligations by Mylan. Plaintiffs are also seeking an award of attorneys’ fees and litigation costs in unspecified amounts and prejudgment interest of approximately $8.0 million. The Company and its co-defendants appealed to the U.S. Court of Appeals for the D.C. Circuit and have challenged the verdict as legally erroneous on multiple grounds. The appeals were held in abeyance pending a ruling on the motion for prejudgment interest, which has been granted. Mylan has contested this ruling along with the liability finding and other damages awards as part of its appeal, which was filed in the Court of Appeals for the D.C. Circuit. On January 18, 2011, the Court of Appeals issued a judgment remanding the case to the District Court for further proceedings based on lack of diversity with respect to certain plaintiffs. On June 13, 2011, Mylan filed a certiorari petition with the U.S. Supreme Court requesting review of the judgment of the D.C. Circuit. On October 3, 2011, the certiorari petition was denied. The case is now proceeding before the District Court. On January 14, 2013, following limited court-ordered jurisdictional discovery, Plaintiffs filed a fourth amended complaint containing additional factual averments with respect to the diversity of citizenship of the parties, along with a motion to voluntarily dismiss 755 (of 1387), self-funded customers whose presence would destroy the District Court’s diversity jurisdiction. Plaintiffs also moved for a remittitur (reduction) of approximately $8.1 million from the full damages award. Mylan's brief in response to the new factual averments in the complaint was filed on February 13, 2013. In addition to disputing the sufficiency of many of Plaintiffs’ jurisdictional averments, Mylan argues that the case should be dismissed in its entirety, or that alternatively all of the self-funded customer claims should be dismissed. Mylan also argues for additional discovery and a new trial on damages. Plaintiffs’ response is due on February 28, 2013, and Mylan’s reply is due on March 14, 2013.

In connection with the Company’s appeal of the judgment, the Company submitted a surety bond underwritten by a third-party insurance company in the amount of $74.5 million in February 2008. On May 30, 2012, the District Court ordered the amount of the surety bond reduced to $66.6 million.

Pricing and Medicaid Litigation
Beginning in September 2003, Mylan, MPI and/or Mylan Institutional Inc. (formerly known as UDL Laboratories, Inc. and “MII”), a wholly owned subsidiary of the Company, together with many other pharmaceutical companies, have been named in civil lawsuits filed by state attorneys general (“AGs”) and municipal bodies within the state of New York alleging generally that the defendants defrauded the state Medicaid systems by allegedly reporting “Average Wholesale Prices” and/or “Wholesale Acquisition Costs” that exceeded the actual selling price of the defendants’ prescription drugs, causing state programs to overpay pharmacies and other providers. To date, Mylan, MPI and/or MII have been named as defendants in substantially similar civil lawsuits filed by the AGs of Alabama, Alaska, California, Florida, Hawaii, Idaho, Illinois, Iowa, Kansas, Kentucky, Louisiana, Massachusetts, Mississippi, Missouri, Oklahoma, South Carolina, Texas, Utah and Wisconsin, and also by the city of

New York and approximately 40 counties across New York State. Several of these cases have been transferred to the AWP multi-district litigation proceedings pending in the U.S. District Court for the District of Massachusetts for pretrial proceedings. Other cases will likely be litigated in the state courts in which they were filed. Each of the cases seeks money damages, civil penalties and/or double, treble or punitive damages, counsel fees and costs, equitable relief and/or injunctive relief. Mylan and its subsidiaries have denied liability and are defending each of these actions vigorously.

In May 2008, an amended complaint was filed in the U.S. District Court for the District of Massachusetts by a private plaintiff on behalf of the United States of America against Mylan, MPI, MII and several other generic manufacturers. The original complaint was filed under seal in April 2000, and Mylan, MPI and MII were added as parties in February 2001. The claims against Mylan, MPI, MII and the other generic manufacturers were severed from the April 2000 complaint (which remains under seal) as a result of the federal government’s decision not to intervene in the action as to those defendants. The complaint alleged violations of the False Claims Act and set forth allegations substantially similar to those alleged in the state AG cases mentioned in the preceding paragraph and purported to seek nationwide recovery of any and all alleged overpayment of the “federal share” under the Medicaid program, as well as treble damages and civil penalties. In December 2010, the Company completed a settlement of this case (except for the claims related to the California federal share) and the Texas state action mentioned above. This settlement resolved a significant portion of the damages claims asserted against Mylan, MPI and MII in the various pending pricing litigations. In addition, Mylan has reached settlements of the Alabama, Alaska, California (including the “federal share”), Florida, Hawaii, Idaho, Iowa, Kansas, Kentucky, Louisiana, Massachusetts, Mississippi, New York state and county, Oklahoma. South Carolina, and Utah state actions. The Company has also reached an agreement in principle to settle the Missouri action, which is contingent upon the execution of definitive settlement documents. With regard to the remaining state actions, the Company continues to believe that it has meritorious defenses and is vigorously defending itself in those actions. The Company had accrued approximately $115.0 million at December 31, 2011. As a result of settlement payments of approximately $89.5 million and additional accruals of approximately $20.0 million during the year ended December 31, 2012, the Company has a remaining accrual of approximately $50.0 million at December 31, 2012. The Company reviews the status of these actions on an ongoing basis, and from time to time, the Company may settle or otherwise resolve these matters on terms and conditions that management believes are in the best interests of the Company. There are no assurances that settlements reached and/or adverse judgments received, if any, will not exceed amounts that may be provided for. However, the range of reasonably possible loss above the amount provided for cannot be estimated.

Dey (now known as Mylan Specialty L.P. and “Mylan Specialty”), a wholly owned subsidiary of the Company, was named as a defendant in several class actions brought by consumers and third-party payors. Mylan Specialty has reached a settlement of these class actions, which has been approved by the court and all claims have been dismissed. Additionally, a complaint was filed under seal by a plaintiff on behalf of the United States of America against Dey in August 1997. In August 2006, the Government filed its complaint-in-intervention and the case was unsealed in September 2006. The Government asserted that Dey was jointly liable with a codefendant and sought recovery of alleged overpayments, together with treble damages, civil penalties and equitable relief. Dey completed a settlement of this action in December 2010. These cases all have generally alleged that Dey falsely reported certain price information concerning certain drugs marketed by Dey, that Dey caused false claims to be made to Medicaid and to Medicare, and that Dey caused Medicaid and Medicare to make overpayments on those claims.

Under the terms of the purchase agreement with Merck KGaA, Mylan is fully indemnified for the claims in the preceding paragraph and Merck KGaA is entitled to any income tax benefit the Company realizes for any deductions of amounts paid for such pricing litigation. Under the indemnity, Merck KGaA is responsible for all settlement and legal costs, and, as such, these settlements had no impact on the Company’s Consolidated Statements of Operations. At December 31, 2012, the Company has accrued approximately $66.4 million in other current liabilities, which represents its estimate of the remaining amount of anticipated income tax benefits due to Merck KGaA. Substantially all of Mylan Specialty’s known claims with respect to this pricing litigation have been settled.

Modafinil Antitrust Litigation and FTC Inquiry
Beginning in April 2006, Mylan and four other drug manufacturers have been named as defendants in civil lawsuits filed in or transferred to the U.S. District Court for the Eastern District of Pennsylvania by a variety of plaintiffs purportedly representing direct and indirect purchasers of the drug Modafinil and in a lawsuit filed by Apotex, Inc., a manufacturer of generic drugs, seeking approval to market a generic Modafinil product. These actions allege violations of federal antitrust and state laws in connection with the defendants’ settlement of patent litigation relating to Modafinil. On March 29, 2010, the Court in the Eastern District of Pennsylvania denied the defendants’ motions to dismiss. Fact discovery closed on February 11, 2011. No date has been set for briefing on dispositive motions. Mylan is defending each of these actions vigorously. The case has been suspended in light of petitions for writ of certiorari that were filed before the U.S. Supreme Court in In RE: K-Dur

Antitrust Litigation and FTC v. Watson Pharms Inc., et al. (Androgel Litigation). On December 7, 2012, the Supreme Court granted certiorari in the Androgel Litigation.

In addition, by letter dated July 11, 2006, Mylan was notified by the U.S. Federal Trade Commission (“FTC”) of an investigation relating to the settlement of the Modafinil patent litigation. In its letter, the FTC requested certain information from Mylan, MPI and Mylan Technologies, Inc. pertaining to the patent litigation and the settlement thereof. On March 29, 2007, the FTC issued a subpoena, and on April 26, 2007, the FTC issued a civil investigative demand to Mylan, requesting additional information from the Company relating to the investigation. Mylan has cooperated fully with the government’s investigation and completed all requests for information. On February 13, 2008, the FTC filed a lawsuit against Cephalon in the U.S. District Court for the District of Columbia and the case has subsequently been transferred to the U.S. District Court for the Eastern District of Pennsylvania. On July 1, 2010, the FTC issued a third party subpoena to Mylan, requesting documents in connection with its lawsuit against Cephalon. Mylan has responded to the subpoena. Mylan is not named as a defendant in the FTC’s lawsuit, although the complaint includes certain allegations pertaining to the Mylan/Cephalon settlement.

FTC Minocycline Inquiry
On May 1, 2012, the FTC issued a civil investigative demand to Mylan pertaining to an investigation being conducted to determine whether Medicis Pharmaceutical Corporation, Mylan, and/or other generic companies engaged in unfair methods of competition with regard to Medicis’ branded Solodyn products and generic Solodyn products, as well as the 2010 settlement of Medicis’ patent infringement claims against Mylan and Matrix Laboratories Ltd. (now known as Mylan Laboratories Ltd). Mylan is cooperating with the FTC and is in the process of responding to the requests for information.

EPIPEN® Auto-Injector Advertising Inquiries
During 2012, the Massachusetts Attorney General’s office and the Oregon Department of Justice issued civil investigation demands to Mylan Specialty, regarding the marketing and sale of EPIPEN® and EPIPEN Jr Auto-Injectors in both states, seeking information about an EPIPEN® Auto-Injector television commercial. Mylan is cooperating with both requests and is in the process of responding to the requests for information.

EU Commission Proceedings
On or around July 8, 2009, the European Commission (the “EU Commission” or the “Commission”) stated that it had initiated antitrust proceedings pursuant to Article 11(6) of Regulation No. 1/2003 and Article 2(1) of Regulation No. 773/2004 to explore possible infringement of Articles 81 and 82 EC and Articles 53 and 54 of the EEA Agreement by Les Laboratoires Servier (“Servier”) as well as possible infringement of Article 81 EC by the Company’s Indian subsidiary, Mylan Laboratories Limited (formerly known as Matrix Laboratories Limited), and four other companies, each of which entered into agreements with Servier relating to the product Perindopril. On July 30, 2012, the European Commission issued a Statement of Objections to Servier SAS, Servier Laboratories Limited, Les Laboratories Servier, Adir, Biogaran, Krka, d.d. Novo mesto, Lupin Limited, Mylan Laboratories Limited, Mylan Inc., Niche Generics Limited, Teva UK Limited, Teva Pharmaceutical Industries Ltd., Teva Pharmaceuticals Europe B.V., and Unichem Laboratories Limited. Mylan Inc. and Mylan Laboratories Limited have filed responses to the Statement of Objections and are vigorously defending themselves against allegations contained therein.

On October 6, 2009, the Company received notice that the EU Commission was initiating an investigation pursuant to Article 20(4) of Regulation No. 1/2003 to explore possible infringement of Articles 81 and 82 EC by the Company and its affiliates. Mylan S.A.S., acting on behalf of its Mylan affiliates, has produced documents and other information in connection with the inquiry and continues to respond to other requests for additional information. The Company is cooperating with the Commission in connection with the investigation, and no statement of objections has been filed against the Company in connection with the investigation.

On March 19, 2010, Mylan and Generics [U.K.] Ltd., a wholly owned subsidiary of the Company, received notice that the EU Commission had opened proceedings against Lundbeck with respect to alleged unilateral practices and/or agreements related to Citalopram in the European Economic Area. A Statement of Objections was issued to Lundbeck, Merck KGaA, Generics [U.K.] Limited, Arrow, Resolution Chemicals, Xelia Pharmaceuticals, Alpharma, A.L. Industrier and Ranbaxy on July 25, 2012. Generics [U.K.] Limited has filed a response to the Statement of Objections and is vigorously defending itself against allegations contained therein.

U.K. Office of Fair Trading
On August 12, 2011, Generics [U.K.] Ltd. received notice that the Office of Fair Trading was opening an investigation to explore the possible infringement of the Competition Act 1998 and Article 101 and 102 on the Functioning of the European Union, with respect to alleged agreements related to Paroxetine. Generics [U.K.] Ltd. has produced documents and information and continues to respond to additional requests for information in connection with this inquiry and is continuing to cooperate with the investigation. No statement of objections has been filed in connection with this investigation.

Product Liability
The Company is involved in a number of product liability lawsuits and claims related to alleged personal injuries arising out of certain products manufactured and/or distributed by the Company, including but not limited to its fentanyl transdermal system, phenytoin, propoxyphene, alendronate and Amnesteem®. The Company believes that it has meritorious defenses to these lawsuits and claims and is vigorously defending itself with respect to those matters. From time to time, the Company has agreed to settle or otherwise resolve certain lawsuits and claims on terms and conditions that are in the best interests of the Company. The Company had accrued approximately $41.5 million at December 31, 2011. During the year ended December 31, 2012 the Company accrued approximately $6.9 million and paid approximately $26.8 million. The Company has an accrual of approximately $21.6 million at December 31, 2012.

There are no assurances that settlements reached and/or adverse judgments received, if any, will not exceed amounts that may be provided for. However, the range of reasonably possible loss above the amount provided for cannot be estimated.

Intellectual Property
On April 16, 2012, the Federal Circuit reversed and vacated a judgment of invalidity by the United States District Court for the District of Delaware in a patent infringement lawsuit by Eurand, Inc. (now known as Aptalis Pharmatech, Inc.), Cephalon, Inc., and Anesta AG against Mylan Inc. and MPI in relation to MPI’s abbreviated new drug application for extended-release cyclobenzaprine hydrochloride. On May 12, 2011, the District Court found, after trial, the patents-in-suit invalid as obvious. On May 13, 2011, MPI launched its cyclobenzaprine hydrochloride extended-release capsules. Plaintiffs appealed the District Court’s finding of obviousness to the Federal Circuit, and on May 24, 2011, the District Court issued an injunction order enjoining Mylan from selling any additional cyclobenzaprine products pending the Federal Circuit’s decision. Plaintiffs were required to post a $10.0 million bond. Mylan appealed the District Court’s injunction and filed a motion to stay the injunction pending resolution of the appeal. On May 25, 2011, the Federal Circuit temporarily stayed the injunction pending full briefing on Mylan’s motion to stay. On July 7, 2011, the Federal Circuit reinstated the injunction preventing further sales pending a decision on the appeal. On April 16, 2012, the Federal Circuit reversed and vacated the District Court’s invalidity judgment and dismissed without prejudice Mylan’s appeal of the injunction. The injunction will remain in place for 45 days post-mandate, or until further order of the District Court, whichever occurs sooner. The Company filed a petition for rehearing en banc and on July 25, 2012, the petition was denied. The Company filed a petition for certiorari to the United States Supreme Court on October 23, 2012 and on January 14, 2013, the petition was denied. The case will now be remanded to the District Court for further proceedings.

In these and other situations, the Company has used its business judgment to decide to market and sell products, notwithstanding the fact that allegations of patent infringement(s) or other potential third party rights have not been finally resolved by the courts (i.e., an “at-risk launch” situation). The risk involved in doing so can be substantial because the remedies available to the owner of a patent for infringement may include, among other things, damages measured by the profits lost by the patent owner and not necessarily by the profits earned by the infringer. In the case of willful infringement, the definition of which is subjective, such damages may be increased up to three times. Moreover, because of the discount pricing typically involved with bioequivalent products, patented branded products generally realize a substantially higher profit margin than bioequivalent products. An adverse decision in cases involving an “at-risk launch” could have a material adverse effect on our financial position, including our results of operations and cash flows.

Other Litigation
The Company is involved in various other legal proceedings that are considered normal to its business, including but not limited to certain proceedings assumed as a result of the acquisition of the former Merck Generics business. While it is not possible to predict the ultimate outcome of such other proceedings, the ultimate outcome of any such proceeding is not currently expected to be material to the Company’s financial position, results of operations or cash flows.

16.	Subsequent Events
Share Repurchase Plan
On February 27, 2013, the Board of Directors of the Company approved the repurchase of up to $500 million of the Company’s common stock either in the open market or through privately negotiated transactions. The repurchase program is expected to be completed during 2013, and does not obligate the Company to acquire any particular amount of common stock.

Agila Specialties
On February 27, 2013, the Company announced that it has signed a definitive agreement to acquire Agila Specialties Private Limited, a developer, manufacturer and marketer of high-quality generic injectable products, from Strides Arcolab Limited for approximately $1.6 billion in cash plus contingent payments of up to $250 million subject to certain conditions. The transaction will be funded through $1 billion in committed financing and the use of cash on hand and borrowings from the Company's revolving credit facility. As a result of the acquisition, the Company will significantly expand and strengthen its injectable product portfolio and gain entry into new geographic markets, such as Brazil. The transaction is expected to close in the fourth quarter of 2013 and is subject to certain closing conditions and regulatory approvals.

Mylan Inc.
Supplementary Financial Information
Quarterly Financial Data
(Unaudited, in thousands, except per share data)

Year Ended December 31, 2012(1)

	Three-Month Period Ended
	March 31, 2012	June 30, 2012(2)	September 30, 2012	December 31, 2012
Total revenues	$1,583,655	$1,687,814	$1,801,786	$1,722,854
Gross profit	670,229	702,637	793,122	742,316
Net earnings	129,469	139,173	212,086	162,160
Net earnings attributable to Mylan Inc. common shareholders	129,079	138,550	211,257	161,964
Earnings per share(3) :
Basic	$0.30	$0.33	$0.52	$0.40
Diluted	$0.30	$0.33	$0.51	$0.39
Share prices(4):
High	$23.69	$23.54	$24.55	$28.30
Low	$20.75	$20.64	$21.54	$23.44

Year Ended December 31, 2011

	Three-Month Period Ended
	March 31, 2011(5)	June 30, 2011	September 30, 2011	December 31, 2011(5)
Total revenues	$1,448,958	$1,573,877	$1,575,756	$1,531,234
Gross profit	590,946	669,429	658,391	644,598
Net earnings	104,545	146,986	157,378	129,894
Net earnings attributable to Mylan Inc. common shareholders	104,175	146,446	156,698	129,491
Earnings per share(3):
Basic	$0.24	$0.34	$0.37	$0.30
Diluted	$0.23	$0.33	$0.36	$0.30
Share prices(4):
High	$23.83	$25.23	$24.97	$21.83
Low	$21.14	$22.04	$16.99	$16.16

(1)
Certain insignificant amounts of revenue and gross profit previously included in the quarterly financial results for the first through third quarters of 2012 have been reclassified to other income (expense), net, as losses from an equity method affiliate. Accordingly, the unaudited quarterly financial data for the first through third quarters of 2012 has been revised with no impact on previously reported net earnings attributable to Mylan Inc. common shareholders. The revision had no impact on the 2011 Quarterly Financial Data.

(2)	The results for the three months ended June 30, 2012 include $12.2 million of net earnings from litigation settlements.

(3)	The sum of earnings per share for the quarters may not equal earnings per share for the total year due to changes in the average number of common shares outstanding.

(4)	Closing prices are as reported on the NASDAQ Stock Market.

(5)	The results for the three months ended March 31, 2011 and December 31, 2011 include $24.0 million and $20.1 million, respectively, of net charges related to litigation.